CONTRIBUTION AGREEMENT
by and among
NEW SOURCE ENERGY PARTNERS L.P.
(“ACQUIRER”)
AND
J. MARK SNODGRASS
BRIAN N. AUSTIN
ROD’S HOLDINGS, LLC
ERICK’S HOLDINGS, LLC
(“CONTRIBUTORS”)
dated as of
June 26, 2014

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01 Definitions	2

Section 1.02 Interpretation	2
ARTICLE II
CONTRIBUTION

Section 2.01 Acquired Interests	2

Section 2.02 Consideration for Acquired Interests	2

Section 2.03 Phantom Unit Awards	3

Section 2.04 No Fractional Units	3
ARTICLE III
EARN-OUT

Section 3.01 Payment of Earn-out Amount	4
ARTICLE IV
CLOSING

Section 4.01 Time, Date and Place of Closing	6

Section 4.02 Deliveries and Actions at Closing	6
ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING CONTRIBUTORS

Section 5.01 Authority; Enforceability	8

Section 5.02 Absence of Conflicts; Consents	8

Section 5.03 Ownership of Acquired Interests	9

Section 5.04 Taxes	9

Section 5.05 Investment Experience	10

Section 5.06 Receipt of Information	10
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED ENTITIES

Section 6.01 Organization and Qualification	10

Section 6.02 Organizational Documents	10

Section 6.03 Capitalization	11

Section 6.04 Absence of Conflicts; Consents	12

Section 6.05 Permits; Compliance	12

Section 6.06 Financial Statements; Undisclosed Liabilities	13

Section 6.07 Absence of Certain Changes or Events	13

i

Section 6.08 Litigation	16

Section 6.09 Employees; Employee Relations	16

Section 6.10 Employee Benefit Matters	18

Section 6.11 Taxes	21

Section 6.12 Insurance	22

Section 6.13 Real Property	23

Section 6.14 Personal Property	24

Section 6.15 Material Contracts	25

Section 6.16 Related Party Transactions	27

Section 6.17 Accounts Receivable	28

Section 6.18 Bank Accounts; Derivative Transactions	28

Section 6.19 Customers	28

Section 6.20 Environmental Matters	29
ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING ACQUIRER

Section 7.01 Organization and Qualification	30

Section 7.02 Authority and Authorization	30

Section 7.03 Absence of Conflicts; Consents	31

Section 7.04 Common Units	31

Section 7.05 Capitalization	31
Section 7.06 Acquirer SEC Filings; Undisclosed Liabilities;

Internal Controls	32
ARTICLE VIII
COVENANTS

Section 8.01 Covenant not to Compete	32

Section 8.02 Public Announcements	32

Section 8.03 Confidentiality	34

Section 8.04 Tax Matters	34

Section 8.05 Expenses	34

Section 8.06 Further Assurances	37
ARTICLE IX
INDEMNIFICATION; SURVIVAL OF
REPRESENTATIONS AND WARRANTIES

Section 9.01 Indemnification by Contributors	37

Section 9.02 Indemnification by Acquirer	37

Section 9.03 Defense of Third Party Claims	38

Section 9.04 Other Claims; Payment	39
Section 9.05 Allocation of Certain Indemnification Responsibilities

among Contributors	40
Section 9.06 Survival of Representations and Warranties; Liability

Limitations	40

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Notices	43

Section 10.02 Third Party Beneficiaries	44

Section 10.03 Severability	44

Section 10.04 Entire Agreement	44

Section 10.05 Waiver; Remedies Cumulative	44

Section 10.06 Assignment	45

Section 10.07 Specific Performance	45

Section 10.08 Governing Law	45

Section 10.09 Submission to Jurisdiction	45

Section 10.10 Waiver of Jury Trial	46

Section 10.11 Disclaimer	46

Section 10.12 Counterparts	46

Section 10.13 Amendment	47

Schedules
Schedule 2.02(e)    –     Phantom Unit Awards
Schedule 2.02(f)    –     Transaction Bonus Payment
Schedule 6.01     –     Organization and Qualification
Schedule 6.03(a)     –     Capitalization
Schedule 6.03(c)     –     Repurchase Obligations; Voting Arrangements
Schedule 6.04(b)     –     Conflicts – Acquired Entity Approvals
Schedule 6.05     –     Permits; Compliance
Schedule 6.06(a)     –     Financial Statements
Schedule 6.06(c)     –     Liabilities
Schedule 6.07     –     Absence of Certain Changes or Events
Schedule 6.08     –     Litigation
Schedule 6.09(a)     –     Employees
Schedule 6.09(e)     –     Departing Employees and Employment Agreements
Schedule 6.09(f)     –     Legal Proceedings
Schedule 6.09(g)     –     Compliance with Employment Laws
Schedule 6.10(a)     –     Employee Benefit Plans
Schedule 6.10(d)     –     Employee Benefit Plan Matters
Schedule 6.10(e)     –     Employee Change of Control Payments
Schedule 6.10(h)     –     Non-Qualified Deferred Compensation Plans
Schedule 6.11(a)     –     Taxes
Schedule 6.11(b)     –     Tax Returns
Schedule 6.12     –     Insurance
Schedule 6.13(b)     –     Scheduled Leases
Schedule 6.13(c)     –     Facility Defects
Schedule 6.14(a)     –     Leased Equipment
Schedule 6.14(b)     –     Scheduled Personal Property
Schedule 6.14(c)     –     Personal Property Title Matters
Schedule 6.14(d)     –     Excluded Personal Property
Schedule 6.15(a)     –     Material Contracts
Schedule 6.15(b)     –     Material Contract Enforceability Matters
Schedule 6.16(a)     –     Related Party Transactions
Schedule 6.16(b)    –     Related Party Transactions
Schedule 6.17     –     Accounts Receivable
Schedule 6.18(a)     –     Bank Accounts
Schedule 6.18(b)     –     Derivative Transactions
Schedule 6.19     –     Customers
Schedule 6.20     –     Environmental Matters
Schedule 8.01(a)     –     Restricted Area; Deemed Competing Business
Schedule 9.05     –     Allocation of Certain Indemnification Responsibilities
Schedule 9.06(i)     –     Reserves

Exhibits

Exhibit A – Defined Terms

v

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT, dated as of June 26, 2014 (this “Agreement”), is entered into by and among NEW SOURCE ENERGY PARTNERS L.P., a Delaware limited partnership (“Acquirer”), and J. MARK SNODGRASS, an individual residing in Kingfisher, Oklahoma (“Mr. Snodgrass”), BRIAN N. AUSTIN, an individual residing in Kingfisher, Oklahoma (“Mr. Austin”), ROD’S HOLDINGS, LLC, a Delaware limited liability company (“RPS Holdings”) and ERICK’S HOLDINGS, LLC, an Delaware limited liability company (“EFS Holdings” and collectively with Mr. Snodgrass, Mr. Austin and RPS Holdings, “Contributors” and each a “Contributor”). Contributors and Acquirer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
R E C I T A L S:
WHEREAS, as of the Closing Date, each of Mr. Austin and Mr. Snodgrass owns a 50% membership interest in RPS Holdings and RPS Holdings is the sole member of Rod’s Production Services, L.L.C., a Delaware limited liability company (“RPS”);
WHEREAS, as of the Closing Date, each of Mr. Austin and Mr. Snodgrass owns a 50%, membership interest in EFS Holdings;
WHEREAS, as of the Closing Date, each of Mr. Austin and Mr. Snodgrass owns a 50% membership interest in Erick Flowback Services LLC, an Oklahoma limited liability company (“EFS”);
WHEREAS, at the Closing, Mr. Austin and Mr. Snodgrass will contribute to Acquirer all of the membership interests in EFS, and RPS Holdings will contribute to Acquirer all of the membership interests in RPS in exchange for the consideration set forth in Article II of this Agreement, and Acquirer will be the sole member of each of EFS and RPS (EFS and RPS sometimes referred to herein as the “Acquired Companies” and each such entity individually an “Acquired Company”);
WHEREAS, each of Mr. Snodgrass, Mr. Austin and RPS Holdings has agreed to assign to EFS Holdings the right to receive all consideration owed to him or it, respectively, pursuant to this Agreement; and
WHEREAS, the Board of Directors (the “Board”) of New Source Energy GP, LLC, a Delaware limited liability company and the general partner of Acquirer, after evaluation of, among other things, the proposed terms of this Agreement and the transactions contemplated hereby, and a fairness opinion rendered to the Board by its financial advisor, approved this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are fair and reasonable to and in the best interests of the Acquirer and its unitholders.

A G R E E M E N T S:
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.01    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
Section 1.02    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
CONTRIBUTION
Section 2.01    Acquired Interests. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Mr. Austin and Mr. Snodgrass shall contribute, assign, transfer and deliver to Acquirer (or a designated subsidiary of Acquirer), and Acquirer shall accept delivery from Mr. Austin and Mr. Snodgrass of, all of the Equity Interests of EFS, and RPS Holdings shall contribute, assign, transfer and deliver to Acquirer (or a designated subsidiary of Acquirer), and Acquirer shall accept delivery from RPS Holdings of, all of the Equity Interests of RPS (collectively, the “Acquired Interests”), free and clear of any and all Liens (except for restrictions on transfer under the Securities Act), in exchange for the Total Consideration (as defined in Section 2.02 below).

Section 2.02    Consideration for Acquired Interests. The initial consideration for the contribution, assignment, transfer and delivery of the Acquired Interests to Acquirer (the “Initial Consideration”) shall be equal to One Hundred Sixteen Million Eight Hundred Thirty-Five Thousand Thirty-Four Dollars ($116,835,034), consisting of:
(a)    cash in the amount of Nineteen Million Seven Hundred Eighty-Three Thousand Nine Hundred Forty-Four Dollars ($19,783,944) as reimbursement for capital expenditures previously made with respect to the Acquired Interests (the “CAPEX Reimbursement”);
(b)    cash in the amount of Twenty-Two Million Two Hundred Twenty-Nine Thousand Three Hundred Eighty-Eight Dollars ($22,229,388) (together with the CAPEX Reimbursement, the “Initial Cash Consideration”);
(c)    assumption of the debt of EFS and RPS in the amount of Sixteen Million Eight Hundred Ten Thousand Dollars ($16,810,000) by Acquirer;
(d)    One Million Four Hundred Eleven Thousand Seven Hundred Seventy-Seven (1,411,777) Common Units issued to EFS Holdings and valued at Thirty-Two Million Six Hundred Seventy-Seven Thousand One Hundred Thirty-Four Dollars ($32,677,134) using the Closing Common Unit Value (the “Common Unit Consideration”);
(e)    Four Hundred Thirty-Two Thousand Thirty-Eight (432,038) Common Units issued to EFS Holdings (the “Escrow Common Unit Consideration”) to be held in escrow to satisfy the potential future settlement obligations of phantom units awarded by Acquirer to certain employees of EFS and RPS in accordance with Schedule 2.02(e) and valued at Ten Million Dollars ($10,000,000) using the Closing Common Unit Value (the “Phantom Unit Awards”); and
(f)    cash in the amount of Fifteen Million Three Hundred Thirty-Four Thousand Five Hundred Sixty-Eight Dollars ($15,334,568) paid to EFS to allow EFS to pay certain current employees of EFS and RPS in accordance with the allocations set forth on Schedule 2.02(f) (the “Transaction Bonus Payment”).
In addition to the Initial Consideration, EFS Holdings shall have the right to receive the excess of the earn-out amount, as set forth in, and paid in accordance with, Article III of this Agreement (the “Earn-out Amount” and, together with the Initial Consideration, the “Total Consideration”) over the Earn-out Bonus Payment (as defined in Section 3.01(c) below), and those current employees of RPS and EFS who receive the payment described in clause (f) above shall be entitled to receive the Earn-Out Bonus Payment, allocated among them in the percentages set forth in Schedule 2.02(f).
Section 2.03    Phantom Unit Awards. The Phantom Unit Awards shall be settled in the form of (A) cash upon the sale of Common Units held in escrow by EFS Holdings, or (B) a distribution of Common Units held in escrow by EFS Holdings, in either case, at the election of the recipient of the Phantom Unit Award; provided, however, that if any Phantom Unit Award is subject to vesting restrictions and such Phantom Unit Award is forfeited for any reason prior to vesting, then such number of Common Units no longer required to cover settlements of any Phantom Unit Award shall be released to EFS Holdings from escrow quarterly, beginning September 30, 2014.
Section 2.04    No Fractional Units. If any calculation of a number of Common Units under this Article II or Article III does not yield a whole number of Common Units, then the number of Common Units shall be rounded, up or down, to the nearest whole number of Common Units (and 0.5 Common Unit shall be rounded up to the nearest whole Common Unit).
ARTICLE III
EARN-OUT
Section 3.01    Payment of Earn-out Amount.
(a)    On or before April 24, 2015, Acquirer shall in good faith determine the Earn-out Amount, calculated as the amount equal to: 3.5 times the difference between (i) the Adjusted EBITDA attributed to the Acquired Companies for the year ended December 31, 2014 and (ii) the Adjusted EBITDA attributed to the Acquired Companies for the year ended December 31, 2013, less (A) all capital expenditures made by the Acquired Companies during 2014, less (B) Four Hundred Forty-One Thousand Forty-Five Dollars ($441,045) for miscellaneous expenses, less (C) the Special Indemnity Amount (which amount shall not be subject to Article IX of this Agreement); provided, however, that if any FLSA Claim has not been resolved by settlement or a final, non-appealable judgment on or before April 24, 2015, then any Special Indemnity Amount incurred after April 24, 2015 shall be the sole obligation and retained liability of Mr. Snodgrass and Mr. Austin, jointly, less (D) Damages where Mr. Snodgrass and Mr. Austin have elected in writing to satisfy the amount of Damages incurred by the Indemnified Party as a reduction to the Earn-out Amount, and less (E) any cash that Mr. Snodgrass and Mr. Austin elect to reserve to satisfy potential Claims or Damages pursuant to Section 9.04 of this Agreement. Any amounts withheld under the foregoing provisions of this paragraph (a), to the extent not used to defray or satisfy the Claims or Damages for which they were withheld, shall be released by Acquirer, and distributed in the same percentages as the Earn-out Amount was originally distributed, at such time as Acquirer has determined, in its reasonable discretion, that the potential or actual Claim or Damage for which the amounts were withheld has been finally resolved by settlement or by a final, non-appealable judgment and all related costs and expenses have been satisfied.
For purposes of this Section 3.01, Adjusted EBITDA shall in all events be calculated in a consistent manner for each of the years ended December 31, 2013 and December 31, 2014 and shall not reflect any overhead, administrative services charges, management fees, or similar charges that may be imposed on one or more of the Acquired Companies by Acquirer or any Affiliate of Acquirer.
(b)    On or before April 24, 2015, Acquirer shall prepare and deliver to Contributors a written statement (the “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA attributed to the Acquired Companies for the year ended December 31, 2014, the capital expenditures made by the Acquired Companies during 2014, and its calculation of the resulting Earn-out Amount (the “Earn-out Calculation”). Contributors shall have five (5) Business Days after receipt of the Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement. During the Review Period, Contributors

shall have the right to inspect the Acquired Companies’ books and records during normal business hours at Acquirer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and capital expenditures for the relevant calculation periods, and the resulting Earn-out Amount. Prior to the expiration of the Review Period, Contributors may object to the Earn-out Calculation by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Acquirer. Any Earn-out Calculation Objection Notice shall specify the components of the applicable Earn-out Calculation disputed by Contributors and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Contributors fail to deliver an Earn-out Calculation Objection Notice to Acquirer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Contributors and Acquirer. If Contributors timely deliver an Earn-out Calculation Objection Notice, Acquirer and Contributors shall negotiate in good faith to resolve the dispute. If Acquirer and Contributors are unable to resolve the dispute within 20 Business Days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Acquirer and Contributors (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 40 Business Days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Acquirer and Contributors shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA and capital expenditures that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on Contributors and Acquirer. The fees and expenses of the Independent Accountant shall be borne equally by Acquirer and Contributors.
(c)    On or before May 1, 2015, Acquirer shall deliver or issue, as appropriate, to EFS Holdings a combination of (i) cash (the “Earn-out Cash Consideration”) and (ii) Common Units (the “Earn-out Common Unit Consideration”) equal to Eighty-Three and Forty-Nine Hundredths Percent (83.49%) of the Earn-out Amount, and shall deliver to those employees of the Acquired Companies whose names are set forth on Schedule 2.02(f) cash in the amount of Sixteen and Fifty-One Hundredths Percent (16.51%) of the Earn-out Amount in accordance with the allocation set forth on Schedule 2.02(f) (the “Earn-out Bonus Payment”). The Earn-out Cash Consideration and the Earn-out Common Unit Consideration, if earned, shall be satisfied in the same relative proportions as the Initial Cash Consideration and Common Unit Consideration (inclusive of the Common Units issued to EFS Holdings at the Closing), provided, however, that either Mr. Austin or Mr. Snodgrass may cause EFS Holdings to elect to have a larger proportion of the Earn-out Amount satisfied in Common Units as opposed to cash. The number of Common Units to be issued shall be equal to the dollar value of the Earn-out Common Unit Consideration divided by the Volume Weighted Average Price of the Common Units for the twenty (20) Trading Days ending three Trading Days prior to the date of such payment. The percentage of the Earn-out Amount that will make up the Earn-out Cash Consideration and the Earn-out Common Unit Consideration shall be determined no later than April 15, 2015.
(d)    Notwithstanding the foregoing, if between the date of this Agreement and the Valuation Notice Date, the Common Units shall have been changed into a different number of units or a different class of units or an equity interest in another Person, by reason of any distribution (but excluding any quarterly cash distribution paid by Acquirer to its unitholders), subdivision, reclassification, recapitalization, split, combination, exchange of units, merger, consolidation or similar transaction (a “Fundamental Transaction”), the Earn-out Common Unit Consideration shall be appropriately adjusted in the reasonable discretion of Acquirer to reflect such event. Notwithstanding the foregoing, if in a Fundamental Transaction the Common Units are changed into cash, property or securities that are not listed for trading on a U.S. national or regional securities exchange, the Earn-out Amount shall be payable entirely in cash.
ARTICLE IV
CLOSING
Section 4.01    Time, Date and Place of Closing. The closing of the contribution, assignment, transfer and delivery of the Acquired Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, on the date of this Agreement (the “Closing Date”). Unless otherwise agreed in writing, all closing transactions shall be deemed to have occurred simultaneously.
Section 4.02    Deliveries and Actions at Closing.
(a)    Contributors Deliveries and Actions. At the Closing, Contributors will execute and deliver, or cause to be executed and delivered, to Acquirer, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
(i)    Certificates of Good Standing. Copies of certificates of existence, good standing, and payment of all state Taxes that are due (if available in the applicable jurisdiction) for each Acquired Entity, RPS Holdings and EFS Holdings issued by the appropriate officials of its jurisdiction of organization, each dated no more than five (5) Business Days prior to the Closing Date.
(ii)    Certificates of Foreign Qualification. Copies of certificates of foreign qualification, good standing and payment of all state Taxes that are due (if available in each applicable jurisdiction) for each Acquired Entity, RPS Holdings and EFS Holdings from the appropriate public officials of each of the jurisdictions listed on Schedule 6.01, each dated as of a date not more than ten (10) Business Days prior to the Closing Date.

(iii)    Secretary’s Certificate. A certificate signed by an appropriate officer on behalf of each Acquired Company providing the Organizational Documents of each Acquired Entity and certifying that each is a true and correct copy of the Organizational Documents of such Acquired Company.
(iv)    Officer’s Certificates. Certificates signed by an appropriate officer on behalf of each Acquired Company certifying that (A) the representations and warranties of Contributors in Articles V and VI are true and correct as of the Closing Date and (B) Contributors have complied with all agreements and satisfied all conditions and obligations of Contributors to be performed or satisfied hereunder at or prior to the Closing Date.
(v)    Acquired Interest Assignment Agreement. An Assignment Agreement (the “Acquired Interest Assignment Agreement”), evidencing the contribution and transfer of the Acquired Interests to Acquirer, duly executed by Mr. Austin, Mr. Snodgrass and RPS Holdings.
(vi)    Resignations. The written resignation of managers of EFS and RPS, in form and substance reasonably satisfactory to Acquirer, effective as of the Closing Date.
(vii)    Form W-9. An IRS Form W-9 for and duly executed by Contributors, as applicable.
(viii)    Escrow Agreement. Contributors shall have caused EFS Holdings to execute and deliver to Acquirer a counterpart of the Escrow Agreement.
(ix)    Other Documents. Such other documents, certificates, evidence and other deliverables required by any other Transaction Document or as are reasonably requested by Acquirer.
(b)    Acquirer Deliveries and Actions. At the Closing, Acquirer will execute and deliver, or cause to be executed and delivered, to Contributors, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
(i)    Initial Cash Consideration. Forty-Two Million Thirteen Thousand Three Hundred Thirty-Two Dollars ($42,013,332), delivered to EFS Holdings.
(ii)    Common Unit Consideration. The Common Unit Consideration, issued and delivered to EFS Holdings by book entry, registered in the name of EFS Holdings at Acquirer’s transfer agent, with such restrictive legends as Acquirer reasonably deems necessary or appropriate.
(iii)    Escrow Common Unit Consideration. Four Hundred Thirty-Two Thousand Thirty-Eight (432,038) Common Units issued to EFS Holdings to be held in escrow to satisfy potential settlement obligations of Phantom Unit Awards to certain employees of EFS and RPS in accordance with Schedule 2.02(e).
(iv)    Employee Transaction Bonuses. Fifteen Million Three Hundred Thirty-Four Thousand Five Hundred Sixty-Eight Dollars ($15,334,568), delivered to EFS to be paid to certain employees of EFS and RPS in accordance with the allocations set forth in Schedule 2.02(f).
(v)    Officer’s Certificate. A certificate signed by an appropriate officer on behalf of Acquirer certifying that (A) the representations and warranties of Acquirer in Article VII are true and correct as of the Closing Date and (B) Acquirer has complied with all agreements and satisfied all conditions and obligations of Acquirer to be performed or satisfied hereunder at or prior to the Closing Date.
(vi)    Other Documents. Such other documents, certificates, evidence and other deliverables required by any other Transaction Document or as are reasonably requested by Contributors.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING CONTRIBUTORS
Except as set forth in Contributors’ Disclosure Schedules, each Contributor hereby severally, and not jointly, represents and warrants to Acquirer, as of the Closing Date, as follows:
Section 5.01    Authority; Enforceability.
(a)    Such Contributor (excluding EFS Holdings and RPS Holdings) has the legal capacity and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such Contributor (excluding Mr. Snodgrass and Mr. Austin) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not have a Material Adverse Effect.
(b)    This Agreement and each of the other Transaction Documents to which such Contributor is a party have been duly executed and delivered by such Contributor, and, assuming the due authorization, execution and delivery hereof or thereof by each party hereto or thereto other than such Contributor that is a party hereto or thereto, this Agreement and each other Transaction Document to which such Contributor is a party constitutes the legal, valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its respective terms, except as enforcement of this Agreement or such other Transaction Document may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
Section 5.02    Absence of Conflicts; Consents.
(a)    The execution and delivery by such Contributor of this Agreement and each other Transaction Document to which such Contributor is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by such Contributor with any of the provisions hereof and thereof does not and will not, (i) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien on any of the properties or assets of such Contributor, with respect to any Contract or other obligation to which such Contributor is a party or by which such Contributor or any of its assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or Liens that would not reasonably be expected to have a Material Adverse Effect on the ability of such Contributor to perform its obligations under this Agreement or any of the other Transaction Documents to which he is a party or the business of such Contributor or (ii) conflict with or violate in any material respect any Law applicable to or binding on such Contributor or by which any of such Contributor’s assets or properties is bound or subject.
(b)    Except as have been waived or obtained, the execution and delivery by Contributors of this Agreement and each of the other Transaction Documents to which such Contributor is a party does not, and consummation of the transactions contemplated hereby or thereby and the compliance by such Contributor with any of the provisions hereof or thereof does not and will not, require such Contributor to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person.
Section 5.03    Ownership of Acquired Interests. Contributors have good and valid title to the Acquired Interests, free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws, including the Securities Act). Upon consummation of the transactions contemplated hereby, Acquirer will acquire good and valid title to the Acquired Interests contributed, assigned, transferred and delivered to it by Contributors free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities laws, including the Securities Act), and Acquirer will be the sole member of each of EFS and RPS. Contributors do not own, beneficially or of record, any Equity Interests in any Acquired Entity other than the Acquired Interests. Contributors do not own any securities, options, warrants or other rights (including registration rights), nor is any Contributor a party to any agreements, arrangements or commitments of any character relating to any Acquired Interests or obligating Contributors to grant, deliver or sell, or cause to be granted, delivered or sold, any Acquired Interests, by sale, lease, license or otherwise, other than this Agreement.

Section 5.04    Taxes. Each Contributor acknowledges and agrees that Acquirer is making no representation or warranty as to the United States federal, state, local or foreign Tax consequences to any Contributor as a result of any Contributor’s investment in Common Units or the transactions contemplated by this Agreement or the other Transaction Documents. Each Contributor understands that it (and not Acquirer) shall be responsible for its own Tax liability that may arise as a result of such Contributor’s acquisition of Common Units (including (a) gain, if any, resulting from the contribution of the Acquired Interests described in Article II, (b) distributive share of Acquirer’s Tax Items after the Closing Date attributable to his respective share of the Common Unit Consideration and (c) any Code Section 704(c) income or gain related to the Acquired Assets).
Section 5.05    Investment Experience. Each Contributor (a) confirms that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Common Units and of making an informed investment decision, (b) acknowledges that the issuance of any Common Units to such Contributor hereunder is a speculative investment suitable only for an investor that is able to bear the economic consequences of losing his or its entire investment and confirms that such Contributor is able to bear such risk and the other economic risks of the transactions contemplated by this Agreement and (c) acknowledges that there are restrictions imposed by applicable state and federal securities laws on the transferability of any Common Units issued to such Contributor, and accordingly, it may not be possible for such Contributor to liquidate its or his investment in case of emergency or otherwise.
Section 5.06    Receipt of Information. Each Contributor acknowledges that it has had access to all public filings made by Acquirer with the SEC.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED ENTITIES
Except as set forth in Contributors’ Disclosure Schedules, each Contributor hereby severally, and not jointly, represents and warrants to Acquirer, as of the Closing Date, as follows:
Section 6.01    Organization and Qualification. Each Acquired Entity is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not have a Material Adverse Effect. Schedule 6.01 sets forth a true and complete list of each of the Acquired Companies and each of their respective directly or indirectly owned Subsidiaries, together with (A) the specification of the nature of the legal organization of each such entity (if any), (B) the jurisdiction of incorporation or organization of each such entity and (C) the jurisdictions of foreign qualification of each such entity.

Section 6.02    Organizational Documents.
(a)    Contributors have made available to Acquirer true, complete and correct copies of the Organizational Documents, in each case as amended or restated to date and presently in effect, of each Acquired Entity.
(b)    No Acquired Entity is in violation of any of the provisions of its Organizational Documents.
(c)    The minute books and stock records of each Acquired Entity heretofore made available to Acquirer correctly and completely reflect in all material respects all actions taken at all meetings of, or by written consents of, directors, managers and holders of Equity Interests of such Acquired Entity (including any analogous governing bodies thereof or committees of governing bodies thereof) since formation.
Section 6.03    Capitalization.
(a)    Schedule 6.03(a) sets forth a correct and complete description of the following: (i) all of the authorized Equity Interests of each Acquired Entity, (ii) the amount of outstanding Equity Interests of each Acquired Entity and (iii) the beneficial and record owner of the outstanding Equity Interests of each Acquired Entity. Except as described in Schedule 6.03(a) no Equity Interests of any Acquired Entity are issued or outstanding or reserved for any purpose. The Acquired Interests constitute all of the issued and outstanding Equity Interests in the Acquired Companies.
(b)    All of the outstanding Equity Interests of each Acquired Entity are duly authorized, validly issued and fully paid (to the extent required by the Organizational Documents of the applicable Acquired Entity) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA or Sections 17-303, 17-607 and 17-804 of the DRULPA and equivalent provisions of the corresponding Oklahoma statutes), and have not been issued in violation of, nor are any of the authorized Equity Interests of any Acquired Entity subject to, any preemptive or similar rights created by the Organizational Documents of such Acquired Entity or any Contract to which any Acquired Entity is a party or bound. All Equity Interests of any Acquired Entity are free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws).
(c)    Except as described in Schedule 6.03(c), there are no outstanding securities, options, warrants or other rights (including registration rights), agreements, arrangements or other Contracts to which any Acquired Entity is a party or is bound relating to the issued or unissued Equity Interests of any Acquired Entity or obligating any Acquired Entity to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Interests of any Acquired Entity, by sale, lease, license or otherwise. Except as set forth on Schedule 6.03(c), there are no obligations, contingent or otherwise, of any Acquired Entity to (i) repurchase, redeem or otherwise acquire any Equity Interests of any Acquired Entity, (ii) dispose of any Equity Interests of any Acquired Entity or (iii) provide funds to, or make any investment in (in the form of a loan, capital contribution or purchase of Equity Interests or otherwise), or provide any guarantee with respect to the obligations of, any other Person. No Acquired Entity directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, Equity Interests of any Person (other than any other Acquired Entity that is a Subsidiary of such first Acquired Entity as set forth on Schedule 6.01). There are no agreements, arrangements or other Contracts (contingent or otherwise) to which any Acquired Entity is a party or otherwise bound pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of any Acquired Entity. Except as set forth on Schedule 6.03(c), there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of any Acquired Entity. There are no bonds, debentures, notes or other indebtedness of any Acquired Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of any Acquired Entity may vote.
Section 6.04    Absence of Conflicts; Consents.
(a)    Assuming that the Acquired Entity Approvals have been obtained and that the filings and notifications described in Section 6.04(b) have been made, the execution and delivery by Contributors of this Agreement and the execution and delivery of each of the other Transaction Documents to which any Contributor or Acquired Entity is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by each Contributor and each such Acquired Entity with any of the provisions hereof and thereof does not and will not (i) conflict with or violate the Organizational Documents of any Acquired Entity, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien, other than any Permitted Lien, on any of the properties or assets of any Acquired Entity, with respect to any Contract or other obligation to which any Acquired Entity is party or by which any Acquired Entity or any of its assets or properties is bound or subject, (iii) conflict with or violate in any material respect any Law applicable to or binding on any Acquired Entity or by which any Acquired Entity’s assets or properties are bound or subject, or (iv) constitute an event which, after notice or lapse of time or both, would result in the creation of a Lien, other than any Permitted Lien, on any of the Acquired Interests or the Acquired Assets.
(b)    Except as set forth on Schedule 6.04(b), and except as have been obtained or waived, none of (i) the execution and delivery by Contributors of this Agreement, (ii) the execution and delivery by each Contributor and any Acquired Entity of any other Transaction Document to which such Contributor or Acquired Entity is a party, (iii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (iv) compliance by Contributors or any Acquired Entity with the provisions of this Agreement and the other Transaction Documents will require any Acquired Entity to obtain any consent, license, permit, approval, waiver, authorization or order of (the consents, licenses, permits, approvals, waivers, authorizations and orders set forth on Schedule 6.04(b), collectively, the “Acquired Entity Approvals”), or to make any filing with or notification to, any Governmental Authority or third Person.

Section 6.05    Permits; Compliance. Except as set forth on Schedule 6.05, each Acquired Entity is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders obtained from Governmental Authorities that are necessary to own, lease, maintain and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”). There is no action, proceeding or, to the Knowledge of any Contributor, investigation pending or, to the Knowledge of any Contributor, any action, proceeding or investigation threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the Permits. Each Acquired Entity is and has been at all times in material compliance with all Laws applicable to it or by or to which any of its assets or properties is bound or subject and all of the Permits. No Acquired Entity has received from any Governmental Authority any written notification with respect to possible non-compliance with any such Laws or Permits. Except as set forth on Schedule 6.05, no condition exists, which if known by a Governmental Authority would present a substantial risk that any Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine could be imposed against any Acquired Entity.
Section 6.06    Financial Statements; Undisclosed Liabilities.
(a)    Attached hereto as Schedule 6.06(a) are true and complete copies of the financial statements of each of EFS and RPS consisting of (i) audited balance sheets of EFS and RPS as of December 31, 2013, 2012 and 2011and the related audited statements of income and members’ capital and cash flows for the year then ended (including the notes or other supplementary information thereto) (collectively, the “Year-End Financial Statements”) and (ii) balance sheets of EFS and RPS as of March 31, 2014 and 2013 (the “Latest Balance Sheets”), and the related reviewed statements of income and members’ capital and cash flows for the three-month period then ended (the “Interim Financial Statements,” and, collectively with the Year-End Financial Statements, the “Financial Statements”).
(b)    Each of the Financial Statements (including the notes or other supplementary information thereto) (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (ii) present fairly, in all material respects, the financial position of EFS and RPS as of the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject to the absence of notes and other textual disclosures required by GAAP. The books and records of EFS and RPS have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements to permit preparation of the financial statements in accordance with GAAP and to maintain asset accountability.
(c)    Except as set forth on Schedule 6.06(c), no Acquired Entity has any liability (and, to the Knowledge of any Contributor, there is no reasonable basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Acquired Entity giving rise to any liability), other than (i) liabilities reserved or disclosed on the face of the Latest Balance Sheet, (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Acquired Entities (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), (iii) liabilities which have been discharged or paid in full after the date of the Latest Balance Sheet in the ordinary course of business of the Acquired Entities (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws) or (iv) liabilities that are obligations to perform pursuant to the terms of any Contract binding on the Acquired Entities.
Section 6.07    Absence of Certain Changes or Events. Except as set forth on Schedule 6.07, since December 31, 2013, each of the Acquired Entities has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been:
(i)    any Material Adverse Effect;
(ii)    any damage, destruction or loss (whether or not covered by insurance) with respect to any of the Acquired Assets, having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;
(iii)    except as required by changes in GAAP or any Tax Law, any material change by the Acquired Entities in their accounting or Tax reporting methods, principles or practices;
(iv)    any declaration, setting aside or payment of any distributions on or distributions in respect of any Equity Interests of any Acquired Entity;
(v)    any (A) issuance of any Equity Interests in any Acquired Entity, (B) redemption, purchase or other acquisition by any Acquired Entity of any Equity Interests of any Acquired Entity or (C) any split, combination or reclassification of any Equity Interests of any Acquired Entity;
(vi)    any entry into, or amendment of, any employment, consulting, severance, change in control or indemnification agreement or any agreement by any Acquired Entity with respect to any retention bonus with any employee of any Acquired Entity or any other Person, or any incurrence of, entry into or amendment of any collective bargaining agreement or obligation to any labor organization;
(vii)    any increase or acceleration of the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of equity options, equity appreciation rights, performance awards or restricted equity awards), equity purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to partners, members, directors, officers, employees or Contractors of any Acquired Entity, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice;

(viii)    any making by any Acquired Entity of any material election relating to Taxes, the rescission by any Acquired Entity of any material election relating to Taxes or the settlement or compromise of any material Claim relating to Taxes;
(ix)    any entry by any Acquired Entity into any commitment, arrangement or transaction with any director, officer, member, partner or holder of any Equity Interest in any Acquired Entity;
(x)    any revaluation by any Acquired Entity of any of its assets or properties, including the writing down of the value of inventory or the writing down or off of notes or Accounts Receivable, other than in the ordinary course of business and consistent with past practices;
(xi)    any material acquisition of any assets, business or Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);
(xii)    any sale, transfer, lease, exchange or other disposition of any material assets or properties owned or leased by any Acquired Entity (other than in the ordinary course of business consistent with past practice);
(xiii)    any pending order for any capital expenditures or capital additions or betterments made by or on behalf of any Acquired Entity in excess of $50,000 in the aggregate;
(xiv)    any waiver, release, discharge, transfer or cancellation by any Acquired Entity of any debt or Claim or the amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right, other than such actions in the ordinary course of business consistent with past practice and, in the aggregate, not material to the Acquired Entities;
(xv)    any commencement or settlement of any material legal actions, suits or other legal proceedings;
(xvi)    the creation of any Lien, other than Permitted Liens, on any assets or properties owned or leased by any Acquired Entity;
(xvii)    any discharge or satisfaction of any Lien on any assets or property owned or leased by any Acquired Entity, or payment of any obligation or liability (fixed or contingent) by an Acquired Entity, except as is in the ordinary course of business consistent with past practice and not material to the Acquired Entities;
(xviii)    any entry by any Acquired Entity into any commitment, arrangement or transaction material to the Acquired Entities, taken as a whole (other than this Agreement and the transactions contemplated hereby);

(xix)    any material increase (including by way of guaranteeing or assuming the obligations of third Persons to repay indebtedness for borrowed money) in the Acquired Entities’ indebtedness for borrowed money;
(xx)    any material change in the manner in which any Acquired Entity extends discounts or credits to customers or any material change in the manner or terms by which any of the Acquired Entities collects its Accounts Receivables or otherwise deals with customers;
(xxi)    any failure by the Acquired Entities to pay trade accounts payable or any other liability of any Acquired Entity when due (other than trade accounts payable that are subject to dispute in the ordinary course of business and are, individually and in the aggregate, not material to the Acquired Entities);
(xxii)    any actual, pending or, to the Knowledge of any Contributor, threatened change that might reasonably be expected to result in a material deterioration in the relationship of any Acquired Entity with any material customer, supplier, distributor or sales representative;
(xxiii)    any loan to or from any Acquired Entity to or from any partner, member, director, officer, employee or Contractor of such Acquired Entity;
(xxiv)    any written notification or, to the Knowledge of any Contributor, any oral notification or other indication from any material customer, supplier, distributor or sales representative that any such entity is terminating or intends to terminate its master services agreements or Contract with any Acquired Entity; or
(xxv)    any Contract to do any of the foregoing, except as expressly permitted by this Agreement.
Section 6.08    Litigation. Except as set forth on Schedule 6.08, there is no arbitration, other dispute resolution proceeding or Claim or investigation of any kind, at law or in equity, pending before any Governmental Authority or any such arbitration, other dispute resolution proceeding, Claim or investigation threatened in writing against any Acquired Entity or any of its assets, properties or rights and no Acquired Entity is subject to any order, consent decree or settlement agreement of, or other similar agreement with, or investigation by, any Governmental Authority or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Authority or arbitrational tribunal.
Section 6.09    Employees; Employee Relations.
(a)    Schedule 6.09(a) identifies for the Acquired Entities the following:
(i)    all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) calendar days)

made by any Acquired Entity to, or made to any Acquired Entity by, any partner, member, director, officer, employee or Contractor of any Acquired Entity;
(ii)    all transactions outside of the ordinary course of business between any Acquired Entity and any of their respective partners, members, directors, officers, employees or Contractors since December 31, 2013; and
(iii)    the name of each director and officer of each Acquired Entity (including the title of any officer).
(b)    All bonuses, wages, payments, commissions, and other compensation, if any, due and payable as of the Effective Date to employees of or Contractors (or, as applicable, to the third party staffing companies or agencies through which their services have been provided) for any Acquired Entity, other than the Transaction Bonus Payment, shall have been paid in full to such employees or Contractors prior to or at Closing.
(c)    The compensation and benefits (including vacation benefits and any bonuses) paid or payable or provided with respect to all employees of and Contractors to each Acquired Entity have been properly reflected in the Financial Statements for the periods covered thereby.
(d)    No labor union or representative thereof represents, claims to represent or, to the Knowledge of any Contributor, is seeking to represent any employee of or Contractor to any Acquired Entity. No Acquired Entity is a party to, nor is it bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees or Contractors, and no such agreements are being negotiated. There are no labor disputes existing or, to the Knowledge of any Contributor, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees or Contractors. No grievance or other legal action arising out of any such collective bargaining agreement or relationship exists, or to the Knowledge of any Contributor, is threatened.
(e)    The relationship of each Acquired Entity with its employees and Contractors, as a group, is satisfactory and, except as set forth on Schedule 6.09(e), to the Knowledge of any Contributor, there are no facts which would indicate that any such employee or Contractor will not continue in his or her employment or service relationship, as applicable, following the Closing. Except as listed on Schedule 6.09(e), no Acquired Entity is (i) a party to any employment, consulting, non-compete, change in control, management, severance, termination pay or similar Contract with any Person or (ii) currently negotiating, and does not have any outstanding offer with respect to, any such agreement or matter.
(f)    Except as set forth on Schedule 6.09(f), within the last three years, no legal proceedings, charges, complaints, grievances or similar actions have been commenced with respect to any Acquired Entity under any federal, state or local Laws affecting the employment relationship or relating to any Contractors who have provided services to any Acquired Entity, and, to the Knowledge of any Contributor, no proceedings, charges or complaints are threatened under any such Laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints or Claims. Except as set forth on Schedule 6.09(f), no Acquired Entity is subject to any settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims of discrimination or any other Claims in respect of employment practices and policies. Except as set forth on Schedule 6.09(f), no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any Acquired Entity.
(g)    Except as set forth on Schedule 6.09(g), each Acquired Entity is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, meal and rest breaks, employee leave, employee or independent contractor classification, payroll documents, record retention, equal opportunity, non-discrimination, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, payment of all required social security contributions and other employment-related taxes.
Section 6.10    Employee Benefit Matters.
(a)    Schedule 6.10(a) includes a true and complete description of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by any Acquired Entity or any of their respective ERISA Affiliates for the benefit of the current or former employees, officers or directors of any Acquired Entity or for which any Acquired Entity could have any liability, or has been or will be so sponsored, maintained or contributed to within six years prior to the Effective Date by any Acquired Entity or any of their respective ERISA Affiliates and for which any Acquired Entity could have any unsatisfied liability, whether actual or contingent:
(i)    each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and
(ii)    each personnel policy, unit option plan, unit appreciation rights plan, restricted unit plan, phantom unit plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, retention or change in control plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 6.10(a)(i).
(b)    True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been made available to Acquirer. There have also been made available to Acquirer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other report filed with each Governmental Authority, (ii) the insurance contract, trust or other funding agreement, and all amendments thereto, (iii) the most recent summary plan description and all summaries of material modifications thereto, (iv) the most recent audited financial statements and actuarial report or valuation required to be prepared under applicable Laws and (v) the most recent determination letter or opinion letter issued by the IRS.
(c)    Neither any Acquired Entity nor any of their respective ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to, nor has at any time within six years prior to the Effective Date, sponsored, maintained, contributed to, will contribute to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. No Acquired Entity or any of their ERISA Affiliates has taken any action or omitted to take any action with respect to any Plan that could result in the imposition of a Lien, other than any Permitted Lien, on the Acquired Assets.
(d)    Except as otherwise set forth on Schedule 6.10(d):
(i)    each Acquired Entity and their respective ERISA Affiliates have substantially performed all obligations, whether arising by operation of any Laws or by contract, required to be performed by it in connection with the Plans, and there have been no material defaults or violations by any other party to the Plans;
(ii)    all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities have been filed or furnished in accordance with applicable Laws in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and applicable Laws;
(iii)    each of the Plans intended to be qualified under Section 401 of the Code (A) satisfies the requirements of such Section, (B) is maintained pursuant to a prototype document approved by the IRS and has not been amended in a manner that would cause such Plan to be treated as individually designed, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Laws, and (D) has not been amended or operated in a way which would adversely affect such qualified status;
(iv)    there are no actions, suits or Claims pending (other than routine Claims for benefits) or, to the Knowledge of any Contributor, threatened against, or with respect to, any of the Plans or their assets;
(v)    all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Laws have been made timely;
(vi)    as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

(vii)    no act, omission or transaction has occurred which would result in imposition on any Acquired Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(viii)    there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Authority; and
(ix)    the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not (A) require any Acquired Entity to make a larger contribution to, or pay greater benefits under, any Plan or under any Contract listed on Schedule 6.10(a) than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, other than a termination or partial termination of a Plan intended to be qualified under Code Section 401, or (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed on Schedule 6.10(a).
(e)    Except as disclosed on Schedule 6.10(e), no Acquired Entity nor any of their respective ERISA Affiliates is a party to any agreement, nor has any Acquired Entity or any of their respective ERISA Affiliates established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for such Acquired Entity or ERISA Affiliate, as applicable, upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
(f)    Each Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety without liability to any participants thereunder except as to benefits accrued thereunder prior to such amendment or termination and ordinary costs associated therewith.
(g)    Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed on Schedule 6.09(e) provides retiree medical or retiree life insurance benefits to any Person, and no Acquired Entity is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.
(h)    Except as set forth on Schedule 6.10(h), the Acquired Entities and their Affiliates are not party to any Contract with any partner, member, officer, director, employee, Contractor or other service provider that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in material compliance with Section 409A of the Code and the applicable notices and regulations thereunder, including, when applicable, the good faith compliance standard. Each such nonqualified deferred compensation plan has been in documentary compliance with

Section 409A of the Code and the applicable notices and regulations thereunder since January 1, 2009. The Acquired Entities and their Affiliates are not a party to, or otherwise obligated under, any Plan that provides for the gross-up to any partner, member, officer, director, employee or other service provider of the Tax imposed by Section 409A(a)(1)(B) of the Code.
(i)    None of the Acquired Entities and their Affiliates maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to any partner, member, officer, director, employee or other service provider who is a non-resident alien without U.S. source income outside of the United States.
(j)    Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 6.10 are the only representations and warranties made in this Agreement by Contributors with respect to employee benefit matters.
Section 6.11    Taxes.
(a)    (i) Except as set forth on Schedule 6.11(a), all Tax Returns required to be filed on or before the Closing Date by or with respect to any Acquired Entity or with respect to the Acquired Assets or the income or operations of any Acquired Entity have been duly and timely filed (taking into account any available extensions of time within which to file) with the appropriate Governmental Authority, (ii) all Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects, (iii) all material Taxes owed by any Acquired Entity or owed with respect to the Acquired Assets or the income or operations of any Acquired Entity for periods ending on or before the Closing Date that have become due have been timely paid in full, whether or not shown on any Tax Return, except for Taxes that are being contested in good faith in appropriate proceedings and disclosed on Schedule 6.11(a), (iv) all Tax withholding and deposit requirements imposed with respect to each Acquired Entity or their respective employees or with respect to the income or operations of each Acquired Entity have been satisfied in full in all respects, (v) there are no Liens (other than Permitted Liens) on any of the Acquired Assets or the Acquired Interests that arose in connection with any failure (or alleged failure) to pay any Tax and (vi) there is no Claim pending or, to the Knowledge of any Contributor, threatened by any Governmental Authority in connection with any such Tax.
(b)    Schedule 6.11(b) lists all income Tax Returns filed as of the Closing Date or with respect to each Acquired Entity for the five taxable years ending prior to the date hereof, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. All material records which the Acquired Entities are required to keep for Tax purposes or which could reasonably be expected to be needed to substantiate any Claim made or position taken in relation to Tax by any Acquired Entity have been duly kept and are available for inspection at the premises of the Acquired Entities.
(c)    There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return of or with respect to any Acquired Entity or the assessment or collection of any Tax of or with respect to any Acquired Entity.

(d)    No Acquired Entity is a party to any Tax indemnity agreement or arrangement or has any obligation to indemnify or make a payment to any Person in respect of any Tax for any past, current or future period, and no Acquired Entity has any liability for the Taxes of any Person (other than the Acquired Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
(e)    No Claim has ever been made to an Acquired Entity or Contributors by a Governmental Authority in a jurisdiction in which any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be required to file a Tax Return in that jurisdiction.
(f)    No Acquired Entity will be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Authority with respect to any such taxable period, or to include in any period ending after the Closing Date income as a result of any installment sale or open transaction disposition made on or prior to the Closing Date.
(g)    No Acquired Entity owns any interest in any other entity (other than an Acquired Entity) the income of which is or could be required to be included in the income of such Acquired Entity.
(h)    All of the Acquired Assets have been properly listed and described on the property tax rolls for the taxing units in which the Acquired Assets are located and no portion of the Acquired Assets constitutes omitted property for property tax purposes.
(i)    From and at all times since its inception, (i) EFS has been classified as a partnership or disregarded entity for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-3 and (ii) RPS was treated as a partnership for federal income tax purposes from its creation in November of 2011 through December 31, 2011. RPS made an election effective January 1, 2012 to be treated as an S corporation under Subchapter S of the Code and was so treated from the date of such election until the date of its contribution to RPS Holdings, at which point RPS elected to be treated as a qualified subchapter S subsidiary, effective from and after the date of such contribution. Upon its contribution by RPS Holdings to EFS, RPS became and has remained a disregarded entity within the meaning of Treasury Regulation §301.7701-3.
(j)    Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 6.11 are the only representations and warranties made in this Agreement by Contributors with respect to tax matters.
Section 6.12    Insurance. Schedule 6.12 sets forth an accurate and complete list of all policies, binders and insurance contracts under which any of the Acquired Entities is insured (“Insurance Policies”) and that are currently in effect or that were in effect at any time during the past three calendar years, and a true and complete copy of each such policy has been made available to Acquirer. No Acquired Entity has received, within the last 12 months, any written notice of cancellation or termination with respect to any Insurance Policy. All premium installments due prior to the Closing Date with respect to the Insurance Policies have been fully paid and all such

Insurance Policies are valid and enforceable against the Acquired Entity party thereto, and to the Knowledge of any Contributor, the insurance company party thereto, except as enforcement thereof may be limited by Creditors’ Rights. Schedule 6.12 sets forth an accurate and complete list of all pending Claims against the Insurance Policies in excess of $50,000. There exist no pending Claims against the Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policy, except for standard reservations of rights.
Section 6.13    Real Property.
(a)    None of the Acquired Entities owns any real property (whether beneficially or of record).
(b)    Schedule 6.13(b) lists all surface leases (and the lands covered thereby) pursuant to which any Acquired Entity leases real property with a book or market value in excess of $50,000 (all such listed leases collectively, the “Scheduled Leases”), together with a general description of any material improvements located thereon, in each case specifying the name of the lessor, lessee, sublessor or sublessee and the date and term of each lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been made available to Acquirer. The Person identified on Schedule 6.13(b) as the lessee or sublessee under any particular Scheduled Lease is the lessee or has succeeded to the rights of the lessee under such Scheduled Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens. Each Scheduled Lease is in full force and effect and, to the Knowledge of any Contributor, constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditors’ Rights. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by any Acquired Entity or, to the Knowledge of any Contributor, by any other party to any Scheduled Lease or would permit termination, modification or, to the Knowledge of any Contributor, acceleration thereof by any party thereto other than an Acquired Entity. Each Person identified on Schedule 6.13(b) as the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease free and clear of all Liens except Permitted Liens or except as otherwise described on Schedule 6.13(b).
(c)    Except as set forth on Schedule 6.13(c), the real property leased pursuant to the Scheduled Leases constitutes all of the real property (“Real Property”) which has been used in connection with the ownership and operations of the business of the Acquired Entities since December 31, 2011. Except as set forth on Schedule 6.13(b), other than the Acquired Entities, there are no parties in possession of any portion of any Real Property as lessees, subtenants or tenants at sufferance. The Acquired Entities have full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens. Such improvements are being used, occupied and maintained in all material respects by the Acquired Entities in accordance with all applicable easements, Contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. There is no pending or, to the Knowledge of any Contributor, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor has any Contributor or any Acquired Entity received written notification that any such proceeding or assessment is contemplated. Except as set forth on Schedule 6.13(c), to the Knowledge of any Contributor, the improvements located on the Real Property (the “Facilities”) are free from material structural and mechanical defects (including roofs) and have been used by Acquired Entities in the ordinary course of business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Acquired Entities have not deferred maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement. All of the Real Property has direct access to public roads without the use of any easement, license or right of way.
(d)    Contributors have made available to Acquirer true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in the possession of the Acquired Entities that relate to the Real Property, together with copies of all reports of any engineers, environmental consultants or other consultants in the possession of the Acquired Entities relating to any of the Real Property.
Section 6.14    Personal Property.
(a)    Schedule 6.14(a) sets forth (i) each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by any Acquired Entity that is subject to a lease with a book or market value in excess of $50,000 (the “Leased Equipment”), (ii) the payment amount and term of lease for any such Leased Equipment and (iii) if such lease is treated as a capital lease under GAAP, the purchase price as of the Closing Date for such item of Leased Equipment under the terms of the relevant lease for such item of Leased Equipment. Each lease for Leased Equipment is in full force and effect and, to the Knowledge of any Contributor, constitutes a binding obligation of each lessor or sublessor thereunder, enforceable against such lessor or sublessor in accordance with its terms subject to Creditors’ Rights. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any lease for Leased Equipment by any Acquired Entity or, to the Knowledge of any Contributor, by any other party to any lease for Leased Equipment or would permit termination, modification or acceleration thereof by any party thereto other than an Acquired Entity.
(b)    Unless listed on Schedule 6.14(a), Schedule 6.14(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by any Acquired Entity as of the Closing Date having a book value in excess of $50,000 (the “Scheduled Personal Property”). Except as set forth on Schedule 6.14(b), the Acquired Entities have good title to such Scheduled Personal Property free and clear of all Liens except Permitted Liens.
(c)    The Leased Equipment, the Scheduled Personal Property and all other material tangible personal property used or held for use by the Acquired Entities (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued operation of the business of the Acquired Entities consistent in all material respects with the past practices of the Acquired Entities. Except as set forth on Schedule 6.14(c), the Acquired Entities have title to, or a valid leasehold interest in, such Personal Property free and clear of all Liens except

(i) Permitted Liens and (ii) in the case of Leased Equipment, the rights of the lessor in such equipment. Upon the consummation of the transactions contemplated by this Agreement, the Acquired Entities will have good title to, or a valid leasehold interest in, the Personal Property free and clear of all Liens except Permitted Liens. The Personal Property is located on the Real Property or is otherwise located such that Acquirer will be able to readily locate such Personal Property. Each item of Personal Property is in good working order and repair, has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its current primary use. No Acquired Entity has deferred maintenance of any such item of Personal Property in contemplation of the transactions contemplated by this Agreement.
(d)    Set forth on Schedule 6.14(d) is a true and complete list of all items of personal property (“Excluded Personal Property”), which items are the personal property of Contributors located on the premises of the Acquired Entities or used or held for use by any of the Acquired Entities. Contributors are not selling, and Acquirer is not purchasing, pursuant to this Agreement or otherwise, any of the Excluded Personal Property.
Section 6.15    Material Contracts.
(a)    Schedule 6.15(a) contains a complete and accurate list, as of the Closing Date, of each of the following Contracts, to which any Acquired Entity is a party or to which any of them or any of their properties is bound (each such Contract, a “Material Contract”):
(i)    any Contract involving annual payments by or to any Acquired Entity in excess of $50,000;
(ii)    any Contract under which any Acquired Entity has agreed to indemnify any third Person in any manner, other than such Contracts that were made in the ordinary course of business consistent with past practice of the Acquired Entities, or to share the Tax liability of any third Person;
(iii)    any Contract pursuant to which any Acquired Entity is required to make on or after the date of the Latest Balance Sheet a capital expenditure, capital addition or betterment in excess of $50,000 in the aggregate;
(iv)    any power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine export, Tax or securities matters);
(v)    any bond, indenture, note, loan or credit agreement or other Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of Accounts Receivable, any Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person or any Contract requiring any Acquired Entity to maintain the financial position of any other Person;
(vi)    any outstanding loan or advance by any Acquired Entity to, or investment by such Person in, any Person, or any Contract or commitment relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);
(vii)    any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;
(viii)    any Contract providing for the deferred payment of any purchase price (other than trade payables incurred in the ordinary course of business consistent with past practice) including any “earn out” or other contingent fee arrangement;
(ix)    any Contract creating a Lien, other than any Permitted Lien, on any of the Acquired Assets that will not be discharged at or prior to the Closing;
(x)    any Contract purporting to limit or restrict the freedom of any Acquired Entity or, to the Knowledge of any Contributor, any of their respective officers, directors or key employees (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;
(xi)    any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (1) is terminable by any party thereto giving notice of termination to the other party thereto not more than thirty (30) calendar days in advance of the proposed termination date and (2) even if so terminable, contains no post-termination obligations (other than payment obligations for pre-termination sales or services), termination penalties, buy-back obligations or similar obligations;
(xii)    any Contract under which any Acquired Entity is the lessor of, or makes available for use by any third Person, any tangible personal property owned by any Acquired Entity, in each case for an annual rent in excess of $50,000;
(xiii)    any Contract constituting a partnership, joint venture or other similar Contract (other than the Organizational Documents of the Acquired Companies);
(xiv)    any Contract (other than the Organizational Documents of the Acquired Companies) that contains restrictions with respect to the payment of any distribution in respect of any Acquired Entity’s Equity Interests or the purchase, redemption or other acquisition of any such Equity Interests;
(xv)    any Contract (other than the Organizational Documents of the Acquired Companies) relating to the acquisition or divestiture by any Acquired Entity of Equity Interests, assets or business of any Person, which provides for consideration or payments in excess of $100,000 and is not made in the ordinary course of business;
(xvi)     any Contract (other than the Organizational Documents of the Acquired Companies) between any Acquired Entity, on the one hand, and the present or former officers, directors, stockholders, other equity holders of any Acquired Entity or other Affiliates of any Acquired Entity on the other hand;
(xvii)    each Contract listed on Schedule 6.10(a);
(xviii)    any Contract containing provisions applicable upon a change of control of any Acquired Entity;
(xix)    any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of any Acquired Entity;
(xx)    any Contract requiring any Acquired Entity to make a payment as a result of the consummation of the transactions contemplated hereby; and
(xxi)    any other agreement which is material to the Acquired Entities taken as a whole.
(b)    True and complete copies (including all amendments) of each Material Contract have been made available to Acquirer. Except as disclosed in Schedule 6.15(b): (i) each Material Contract is the legal, valid obligation of each Acquired Entity party thereto and to the Knowledge of any Contributor, any other Person party thereto, binding and enforceable against each such Acquired Entity and, to the Knowledge of any Contributor, any other Person party thereto, in accordance with its terms subject to Creditors’ Rights; (ii) no Material Contract has been terminated, and neither any Acquired Entity nor, to the Knowledge of any Contributor, any other Person is in material breach or default thereunder, and to the Knowledge of any Contributor no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner materially adverse to an Acquired Entity or acceleration thereunder; (iii) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no material waivers regarding any Material Contract that have not been disclosed in writing to Acquirer.
Section 6.16    Related Party Transactions.
(a)    Except as set forth in Schedule 6.16(a), no Contributor, any officer or director of any Acquired Entity (nor any Affiliate of such officer or director) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person (other than each Acquired Entity) that is, a material competitor, lessor, lessee, customer or supplier of any Acquired Entity or which conducts a line of business similar to any line of business currently conducted by the Acquired Entities. No stockholder, member or partner of any Acquired Entity or any Affiliate of any such Person (other than each Acquired Entity as a result of its ownership interest in its Subsidiaries) or officer or director (or equivalent position) of any Acquired Entity (i) has any Claim, charge, action or cause of action against any Acquired Entity, except for Claims for reasonable unreimbursed travel or entertainment expenses, accrued salary and bonus, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (ii) owes any money to any Acquired Entity or (iii) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business.
(b)    Except as set forth in Schedule 6.16(b), there were no services (other than the personal services of any Contributor) or assets owned, licensed to or otherwise held by any Contributor (other than an Acquired Entity), that may be required to operate the Business from and after the Closing Date consistent with past practices in the preceding year.
Section 6.17    Accounts Receivable. Except as set forth on Schedule 6.17, all Accounts Receivable reflected on the Latest Balance Sheet or accrued after the date thereof and existing as of the Closing are due and valid Claims against account debtors for goods or services delivered or rendered, collectible and subject to no defenses, offsets or counterclaims, except to the extent reserved against on the Latest Balance Sheet, as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of the Acquired Entities. The Acquired Entities have good and valid title to such Accounts Receivable free and clear of all Liens except Permitted Liens. No Acquired Entity has any obligation pursuant to any rule or regulation of any Governmental Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any Accounts Receivable previously collected. All Accounts Receivable of the Acquired Entities reflected on the Latest Balance Sheet or accrued after the date thereof arose in the ordinary course of business. None of the obligors of such receivables has refused or given written notice that it refuses to pay the full amount thereof and none of the obligors of such Accounts Receivable is an Affiliate of any Acquired Entity or, to the Knowledge of any Contributor, is involved in a bankruptcy or insolvency proceeding. Except as set forth in Schedule 6.17, no Accounts Receivables are subject to prior assignment or Lien. Except as reflected on the Latest Balance Sheet as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of the Acquired Entities, no Acquired Entity has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise.
Section 6.18    Bank Accounts; Derivative Transactions.
(a)    Schedule 6.18(a) sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Entity maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of Accounts Receivable or line of credit or other loan facility relationship or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(b)    Except as set forth on Schedule 6.18(b), no Acquired Entity has any outstanding obligations in respect of a derivative transaction including, but not limited to, any foreign exchange transaction.
Section 6.19    Customers. Schedule 6.19 sets forth a complete and accurate list of the top 10 customers of the Acquired Entities for the year ended December 31, 2013 based upon the generated cumulative invoiced revenue of the Acquired Entities on an aggregate basis during such period. Except as set forth on Schedule 6.19, since January 1, 2014, no such customer has notified any Contributor or Acquired Entity that it has terminated or intends to terminate its relationship or any Contract with any Contributor or Acquired Entity.
Section 6.20    Environmental Matters. Except as set forth on Schedule 6.20:
(a)    The Acquired Entities, the Acquired Assets and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;
(b)    The Acquired Entities possess and the Acquired Assets include, all Environmental Authorizations required for their operations as presently conducted, all such Environmental Authorizations are in the name of the proper entity and in full force and effect, and the Acquired Entities and Acquired Assets are in compliance in all material respects with such Environmental Authorizations;
(c)    The Acquired Entities and the Acquired Assets are not subject to any pending or, to the Knowledge of any Contributor, threatened Claim pursuant to Environmental Laws, nor has any Acquired Entity received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;
(d)    There has been no Release of Hazardous Materials at, on, under or from the Acquired Assets or in connection with the operations of the Acquired Entities in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other investigatory, remedial or corrective action obligations pursuant to Environmental Laws;
(e)    To the Knowledge of any Contributor, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Acquired Assets or the operations of the Acquired Entities that could reasonably be expected to form the basis for any Environmental Liabilities or any Claim for other Damages or compensation;
(f)    Contributors have made available for inspection by Acquirer complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing Environmental Liabilities, non-compliance with Environmental Laws or Environmental Authorizations, Hazardous Materials or other liabilities and Environmental Law relating to the Acquired Entities and the Acquired Assets and all associated operations that are in the possession or control of any Contributor; and

(g)    Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 6.20 are the sole and exclusive representations and warranties made in this Agreement by Contributors with respect to environmental matters.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING ACQUIRER
Except as set forth in Acquirer’s Disclosure Schedules, Acquirer hereby represents and warrants to Contributors, as of the Closing Date, as follows:
Section 7.01    Organization and Qualification. Acquirer is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not result in any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, is or would reasonably be expected to become materially adverse to the financial condition, results of operations, business, properties or assets of Acquirer and its Subsidiaries, taken as a whole; provided that in determining whether any such change, effect, event or occurrence has occurred, changes, effects, events or occurrences relating to, resulting from or arising out of (a) the announcement of the transactions contemplated by this Agreement, (b) general economic or industry conditions (including any change in the prices of electricity, oil, natural gas, natural gas liquids or other hydrocarbon products) but only to the extent such change or changes has not had, and could not reasonably be expected to have, a disproportionate effect on Acquirer and its Subsidiaries, taken as a whole, (c) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (d) any actions by Acquirer required or permitted pursuant to this Agreement or the taking or not taking of any actions at the request of, or the consent of, Contributors, shall be excluded from such determination.
Section 7.02    Authority and Authorization.
(a)    Acquirer has all requisite power, capacity and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquirer of this Agreement and any other Transaction Documents to which it is a party and the consummation by Acquirer of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Acquirer and no other proceedings on the part of Acquirer are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(b)    This Agreement and each of the other Transaction Documents to which Acquirer is a party has been duly executed and delivered by Acquirer, and, assuming the due authorization, execution and delivery hereof by each party hereto or thereto other than Acquirer, this Agreement and each other Transaction Document to which Acquirer is a party constitutes the legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its respective terms, except as enforcement of this Agreement or such other Transaction Document may be limited by Creditors’ Rights.
Section 7.03    Absence of Conflicts; Consents.
(a)    The execution and delivery by Acquirer of this Agreement and the execution and delivery of each of the other Transaction Documents to which Acquirer is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Acquirer with any of the provisions hereof and thereof does not and will not (i) conflict with or violate the Organizational Documents of Acquirer, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien on any of the properties or assets of Acquirer, with respect to any Contract or other obligation to which Acquirer is a party or by which Acquirer or any of its assets or properties is bound or subject, except for any such defaults, rights of termination, cancellation, amendment, or acceleration, payments, rights or Liens that would not reasonably be expected to have an adverse effect on the ability of Acquirer to perform its obligations under this Agreement or any other Transaction Document or (iii) conflict with or violate in any material respect any Law applicable to or binding on Acquirer or by which Acquirer’s assets or properties are bound or subject, except for any such violations that would not reasonably be expected to have an adverse effect on the ability of Acquirer to perform its obligations under this Agreement or any other Transaction Document.
(b)    Except as have been obtained or waived, none of (i) the execution and delivery by Acquirer of this Agreement, (ii) the execution and delivery by Acquirer of any other Transaction Document to which Acquirer is a party, (iii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (iv) compliance by Acquirer with the provisions of this Agreement and the other Transaction Documents will require Acquirer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person.
Section 7.04     Common Units. The Common Units to be issued by Acquirer pursuant to the terms of this Agreement have been duly and validly authorized by Acquirer and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the Acquirer’s partnership agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

Section 7.05    Capitalization.
(a)    At the close of business on June 23, 2014: (a) 13,538,245 Common Units were issued and outstanding; (b) 2,205,000 Subordinated Units (as such term is defined in the Acquirer’s partnership agreement) were issued and outstanding; (c) 155,102 General Partner Units (as such term is defined in the Acquirer’s partnership agreement) were issued and outstanding; and (d) 401,616 Common Units were reserved for issuance pursuant to the Acquirer Long-Term Incentive Plan. Except as set forth in the Acquirer SEC Documents, there are outstanding: (i) no Equity Interests or Equity Interest Equivalents, or other voting securities of Acquirer; (ii) no securities of Acquirer convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, or other voting securities of Acquirer; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Acquirer is a party or by which it is bound in any case obligating Acquirer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or other voting securities of Acquirer or obligating Acquirer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
(b)    Acquirer Common Units are listed on the New York Stock Exchange (“NYSE”) under the symbol NSLP. There is no action or proceeding pending or, to Acquirer’s Knowledge, threatened against Acquirer by the NYSE with respect to any intention by such entities to prohibit or terminate the listing of the Common Units on the NYSE.
Section 7.06    Acquirer SEC Filings; Undisclosed Liabilities; Internal Controls. Acquirer has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it from January 1, 2013 to the date hereof (the “Acquirer SEC Documents”). Each Acquirer SEC Document (i) complied with the requirements of the Securities Act and the Exchange Act applicable to such Acquirer SEC Document at the time it was filed, or if any such Acquirer SEC Document was amended or superseded by a filing prior to the date hereof, then on the date of such filing, and (ii) did not as of the time it was filed, or if any such Acquirer SEC Document was amended or superseded by a filing prior to the date hereof, then on the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VIII
COVENANTS

Section 8.01    Covenant not to Compete.
(a)    In consideration for the transactions contemplated by this Agreement, in order to protect the goodwill and customer information of the Acquired Entities and in order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, each Contributor expressly covenants and agrees that during the Prohibited Period, (i) such Contributor will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, engage directly or indirectly in any line of business in which the Acquired Entities are currently engaged as of the Closing Date (a “Competing Business”) in the geographical areas within the jurisdictions set forth on Schedule 8.01(a) (the “Restricted Area”) and (ii) such Contributor will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, and will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with, or loan money to or sell or lease equipment to, any Person, which engages in a Competing Business in the Restricted Area. For purposes of this Section 8.01(a), each Person set forth on Schedule 8.01(a) shall be deemed to be a Competing Business; the Parties recognize that Persons not listed on Schedule 8.01(a) may also be Competing Businesses. In no event will (i) any Acquired Entity or (ii) Acquirer or any Affiliate of Acquirer be deemed to be a Competing Business. As used in this Agreement, “Prohibited Period” shall mean three years from and after the Closing Date.
(b)    Notwithstanding the restrictions contained in Section 8.01(a), each Contributor or any of his Affiliates may own an aggregate of not more than 5% of the outstanding Equity Interests of any corporation or other entity engaged in a Competing Business, if such Equity Interests are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.01(a); provided that such Contributor does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation or other entity.
(c)    Each Contributor further expressly covenants and agrees that during the Prohibited Period, such Contributor will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, and such Contributor will cause his Affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer, employee or agent of Acquirer or its respective Affiliates (including the Acquired Entities after the Closing) or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away any Person who or which is a customer, consultant or supplier of any Acquired Entity with respect to a Competing Business.
(d)    To the extent that any part of this Section 8.01 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 8.01 as if so written.
(e)    Each Contributor hereby represents to Acquirer that he has read and understands, and agrees to be bound by, the terms of this Section 8.01. Contributors and Acquirer agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8.01 (i) are the result of arm’s-length bargaining, (ii) are fair and reasonable in light of (A) the nature and wide geographic scope of the operations of the Business, (B) such Contributor’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (C) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (D) the amount of consideration that such Contributor is receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Acquirer is paying, and (iii) do not impose any greater restraint than is necessary to protect the legitimate business interests of Acquirer. Contributors and Acquirer further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8.01, Acquirer shall be entitled to immediate injunctive relief, as any such breach would cause Acquirer irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Acquirer from pursuing any other remedies available to them hereunder, at law or in equity (including specific performance) for any such breach or threatened breach of any of the provisions of this Section 8.01.
It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Law, whether now or hereafter in effect and therefore, to the extent permitted by applicable Law, the Parties waive any provision of applicable Law that would render any provision of this Section 8.01 invalid or unenforceable.
Section 8.02    Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby.
Section 8.03    Confidentiality. Each Contributor will treat and maintain in confidence all Confidential Information received by such Contributor and refrain from using any of the Confidential Information for a period of five years from the later of the Closing and the provision of such Confidential Information to such Contributor. If any Contributor is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then such Contributor (unless legally restricted from acting) will notify Acquirer promptly of the request or requirements so that Acquirer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.03. If, in the absence of a protective order or the receipt of a waiver hereunder, any Contributor is, on the advice of counsel, obligated to disclose any Confidential Information to any tribunal, that Contributor may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Contributor shall use commercially reasonable efforts to obtain, at the expense and reasonable request of Acquirer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Acquirer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure (other than by disclosure in breach of this Section 8.03).
Section 8.04    Tax Matters.
(a)    Filing of Tax Returns; Payment of Taxes. With respect to each Tax Return (other than the Final Federal Income Tax Returns) covering a Taxable period beginning on or before the Closing Date that is required to be filed after the Closing Date by or for an Acquired Entity (collectively, the “Acquirer Prepared Tax Returns”), Acquirer shall (A) cause such Tax Return to be prepared, (B) cause to be included in such Tax Return all Tax Items required to be included therein, (C) provide Contributors with a copy of such Tax Return no later than thirty (30) calendar days prior to the due date thereof for their review and comment and (D) cause such Tax Return to be filed timely with the appropriate Taxing Authority. Contributors shall (1) prepare, or cause to be prepared, the Final Federal Income Tax Returns, (2) cause to be included in such Tax Returns all Tax Items required to be included therein, (3) provide Acquirer with a copy of such Tax Returns no later than thirty (30) calendar days prior to the due date thereof and (4) cause such Tax Returns to be filed timely with the appropriate Taxing Authority. Not later than five (5) calendar days prior to the due date of each Acquirer Prepared Tax Return, Contributors shall pay to Acquirer the amount of such Contributor’s Taxes with respect to such Tax Return. Acquirer shall cause each such Acquired Entity to file each such Tax Return and timely pay the Taxes shown due on such Tax Return.
(b)    Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Entity ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Acquired Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(c)    Cooperation on Tax Returns and Tax Proceedings. Acquirer and Contributors shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Acquired Entity. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    Certain Transaction Taxes. Acquirer shall be responsible for the payment of all transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. The Parties will cooperate in good faith to minimize any such Taxes to the extent permissible under applicable Law.

(e)    Tax Covenants.
(i)    The Parties agree to treat for U.S. federal income tax purposes the contribution of the Acquired Interests in exchange for cash and Common Units under Articles II and III as the contribution of all of the assets and liabilities of EFS and RPS and to treat the CAPEX Reimbursement as a reimbursement by Acquirer to Contributors described in Treasury Regulation Section 1.707-4(d).
(ii)    The Parties agree that the difference between the fair market value and the adjusted tax basis of any Section 704(c) property (within the meaning of Treasury Regulation Section 1.704-3(a)(3)) acquired by Acquirer pursuant to this Agreement will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).
(iii)    Notwithstanding anything to the contrary in this Agreement Acquirer shall have no indemnity obligations to Contributor Indemnitees for any Taxes or Tax consequences (including recognition of deferred gain) incurred by any Contributor in connection with any sale of Common Units by such Contributor or sale of the Acquired Assets by Acquirer.
(iv)    The Parties agree to use the Final Federal Income Tax Returns to determine the aggregate 2014 U.S. federal income tax liability for each Contributor attributable to the operations and activities of the Acquired Entities through the Closing Date. Contributors acknowledge and agree that such tax liability shall be included in, and constitute a portion of, such Contributors’ Taxes and they shall be solely responsible for such 2014 Tax liability without any right of contribution or payment from the Acquired Entities. The Parties agree that the Final Federal Income Tax Return of EFS shall include any deduction for payment of the Transaction Bonus Payment.
(v)    Acquirer further agrees that any income tax deduction attributable to a Phantom Unit Award (including the funding of the potential settlement obligations of a Phantom Unit Award and any payments associated with a Phantom Unit Award prior to the settlement of such Phantom Unit Award) shall be specially allocated to EFS Holdings and Acquirer shall, to the extent necessary, take such steps as might be necessary to allocate such deduction to EFS Holdings. The responsibility for the employer’s share of any withholding or employment taxes attributable to a Phantom Unit Award (including the funding of the potential settlement obligations of a Phantom Unit Award and any payments associated with a Phantom Unit Award prior to the settlement of such Phantom Unit Award) shall be the exclusive responsibility of the Acquirer and the recipient of such Award.
(f)    Tax Indemnities.
(i)    Contributors shall be liable for, and shall indemnify and hold Acquirer Indemnitees harmless from any Contributor’s Taxes.

(ii)    Acquirer shall be liable for, and shall indemnify and hold Contributors, and their respective Affiliates, harmless from any Taxes relating to the operations and activities of the Acquired Entities (A) imposed on or incurred by Acquirer and any of its Subsidiaries with respect to any period beginning after the Closing Date or (B) attributable to a breach by Acquirer of any covenant of Acquirer with respect to Taxes in this Agreement.
(iii)    The obligations of each Party to indemnify, defend and hold harmless the other Party or parties and other Persons, pursuant to Section 8.04(f)(i) and Section 8.04(f)(ii), will terminate on the date that is sixty (60) calendar days after the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party has, before the expiration of the applicable period, previously made a Claim by delivering a notice (stating in reasonable detail the basis of such Claim) to the applicable Indemnifying Party.
(g)    Allocation of Initial Consideration. The value of the Initial Consideration (exclusive of the CAPEX Reimbursement) shall be allocated among the Acquired Assets in accordance with an allocation to be mutually agreed to by Acquirer and Contributors within sixty (60) calendar days following the Closing Date. The allocation provided herein shall in no way be viewed or asserted by any Party as indicative of the Damages that would be suffered by Acquirer if Contributors were to breach the provisions of Section 8.01. Acquirer and Contributors shall use the allocation provided herein for all Tax reporting purposes.
Section 8.05    Expenses. Except due to any breach, whether or not the transactions contemplated hereby are consummated, each Party shall be responsible for its own legal, financial advisory and investment banking fees and other costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the other Transaction Documents (the “Transaction Costs”).
Section 8.06    Further Assurances. From time to time after the Closing Date, and without any further consideration, the Parties agree to, and to cause their Affiliates to, execute and deliver such additional instruments and documents, and do all such other acts and things, all in accordance with applicable Laws, as may be reasonably necessary to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE IX
INDEMNIFICATION; SURVIVAL OF
REPRESENTATIONS AND WARRANTIES

Section 9.01    Indemnification by Contributors. Subject to the terms and conditions of this Article IX, each Contributor, solely with respect to himself, hereby agrees, severally and not jointly, to indemnify, defend and hold harmless Acquirer and its direct and indirect Subsidiaries (including the Acquired Entities after the Closing) and their respective directors, stockholders, officers, partners, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “Acquirer Indemnitees”) from and against all Claims and all Damages asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of such Contributor contained in this Agreement or (b) any breach of any covenant or agreement of such Contributor contained in or made pursuant to this Agreement.
Section 9.02    Indemnification by Acquirer. Subject to the terms and conditions of this Article IX, Acquirer hereby agrees to indemnify, defend and hold harmless each Contributor and his, as applicable, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “Contributor Indemnitees”), from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of Acquirer contained in this Agreement or (b) the breach of any covenant or agreement of Acquirer contained in or made pursuant to this Agreement.
Section 9.03    Defense of Third Party Claims. The obligations and liabilities of any Party to indemnify any Person under this Article IX with respect to Claims or Damages relating to or arising from third parties (each a “Third Party Claim”), shall be subject to the following terms and conditions:
(a)    The Person or Persons making a Claim for indemnification hereunder (whether one or more Persons, the “Indemnified Party”) will give the Party or Parties against whom indemnification is sought (whether one or more, the “Indemnifying Party”) prompt written notice of any such Third Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnified Party upon written notice to the Indemnified Party within twenty (20) calendar days of receiving notice of such Third Party Claim. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article IX, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party or its representatives and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in other respects reasonably cooperate in such defense.
(b)    If the Indemnifying Party, within twenty (20) calendar days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (after giving written notice of the same to the Indemnifying Party) have the right to undertake the defense (at the Indemnifying Party’s expense), compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement thereof.

(c)    Notwithstanding anything in this Article IX to the contrary (i) if it is reasonably likely, in the Indemnified Party’s reasonable opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim or (B) contains any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates.
(d)    The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer only) any hearing or other court proceeding relating to the Third Party Claim.
(e)    Within ten (10) Business Days following final resolution of an Assumed Claim with the applicable third party to such Assumed Claim (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) in accordance with the terms of this Section 9.03 and subject to Section 9.06, the Indemnifying Party shall pay the amount of Damages incurred by the Indemnified Party in connection with such Assumed Claim by delivering to the Indemnified Party, as the Indemnifying Party may elect, either (i) cash, (ii) Common Units (valued at the Closing Common Unit Value), or (iii) a combination of cash and Common Units (valued at the Closing Common Unit Value). For purposes of this Agreement, an “Assumed Claim” is (i) a Third Party Claim the defense of which is undertaken by the Indemnifying Party pursuant to the terms of this Section 9.03 or (ii) a Third Party Claim the defense of which is undertaken by the Indemnified Party and the resolution of which (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) has been consented to in writing by the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or for which such consent by the Indemnifying Party is not required in accordance with the provisions of Section 9.03(b).
Section 9.04    Other Claims; Payment. Upon the occurrence of a Claim or Damages (other than an Assumed Claim) for which an Indemnified Party believes indemnification is due under this Article IX, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount or the amount estimated in good faith of the Claim or Damages and making a request for any payment then believed due. Any such Claim for indemnification shall be conclusive against the Indemnifying Party in all respects twenty (20) calendar days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such Claim. Such notice of dispute shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) calendar days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such thirty (30) calendar day period, the Indemnified Party shall have the right to commence legal proceedings with respect to such Claim or Damages. If it is finally determined that all or a portion of the amount so claimed is owed to the Indemnified Party then, subject to Section 9.06, the Indemnifying Party shall, within ten (10) Business Days of such determination: (i) elect in writing to satisfy the amount of Damages incurred by the Indemnified Party as a reduction to the Earn-out Amount, provided that such determination is made prior to April 24, 2015; or (ii) pay the amount of Damages incurred by the Indemnified Party by delivering to the Indemnified Party, as the Indemnifying Party may elect, either (A) cash, (B) Common Units (valued at the Closing Common Unit Value), or (C) a combination of cash and Common Units (valued at the Closing Common Unit Value).
Section 9.05    Allocation of Certain Indemnification Responsibilities among Contributors. Notwithstanding the other terms and conditions of this Article IX, with respect to any Claim, Damages or Assumed Claim for which Contributors are obligated pursuant to Section 9.01, the Parties agree that (a) Contributors shall be liable only for their proportionate share of any such Claim, Damages, or Assumed Claim (subject to the limitations of Section 9.06), with such proportionate share set forth on Schedule 9.05; and (b) Mr. Snodgrass and Mr. Austin shall act as the representatives and administrators of all matters for which indemnification is requested by Acquirer Indemnitees and shall have full authority to act with respect to such matters on behalf of Contributors.
Section 9.06    Survival of Representations and Warranties; Liability Limitations.
(a)    Survival. Subject to the terms and conditions of this Article IX, all representations, warranties, covenants and agreements of Acquirer and each Contributor in this Agreement or any certificate or document delivered pursuant hereto shall survive the Closing.
(b)    Exclusive Remedy. After the Closing, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the parties for any breach of this Agreement, except with respect to (i) Claims based on actual fraud, (ii) breach of any covenants or agreements to be performed after the Closing (including pursuant to Section 8.01) and (iii) any matters with respect to Taxes (which are the subject of Section 8.04(f)).
(c)    Time Limitations.
(i)    In no event shall any Acquirer Indemnitee be permitted to make any Claim for indemnification under Section 9.01 unless such Claim is first asserted on or before the date which is eighteen (18) months after the Closing Date; provided, however, that such limitation shall not apply to (A) any Claim for indemnification (1) arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.04, 5.05, 6.01, 6.02(b), 6.03 or 6.04(a)(i) or (2) under Section 9.01(b), which Claim, in any such case, may be asserted indefinitely or (B) any Claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Section 6.10 or 6.11, which Claim, in any such case, must be first asserted on or before thirty (30) calendar days after the expiration of the applicable statute of limitations or (C) any Claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Section 6.20, which Claim must be first asserted on or before the third anniversary of the Closing Date.
(ii)    In no event shall any Contributor Indemnitee be permitted to make any Claim for indemnification under Section 9.02 unless such Claim is first asserted on or before the date which is eighteen (18) months after the Closing Date; provided, however, that the foregoing limitation shall not apply to any Claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02 or 7.03(a) or (B) under Section 9.02(b), which Claim, in any such case, may be asserted indefinitely.
(d)    De Minimus Claims. No Acquirer Indemnitee will be entitled to indemnification under Section 9.01 and no Contributor Indemnitee will be entitled to indemnification under Section 9.02 for any individual Claim for Damages that does not exceed $50,000 (each a “De Minimus Claim”).
(e)    Baskets.
(i)    In no event shall any Acquirer Indemnitee be entitled to indemnification for any Claim under Section 9.01 until the aggregate amount for each Claim under Section 9.01 that exceeds a De Minimus Claim is in excess of $1,000,000 (the “Basket”), and then Acquirer Indemnitees shall only be entitled to such excess (excluding all De Minimus Claims); provided, however, that the foregoing limitation shall not apply to any Claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.04, 5.05, 6.01, 6.02(b), 6.03, 6.04(a)(i), 6.09(b), 6.10(d)(iii), or 6.11 (which Claims are, for the avoidance of doubt, subject to Section 9.06(d) regarding De Minimus Claims).
(ii)    In no event shall any Contributor Indemnitee be entitled to indemnification for any Claim under Section 9.02 unless the aggregate amount for each Claim under Section 9.02 that exceeds a De Minimus Claim is in excess of the Basket, and then Contributor Indemnitees shall only be entitled to such excess (excluding all De Minimus Claims); provided, however, that the foregoing limitation shall not apply to any Claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02 or 7.03(a) (which Claims are, for the avoidance of doubt, subject to Section 9.06(d) regarding De Minimus Claims) or (B) under Section 9.02(b).
(f)    Cap. Notwithstanding anything to the contrary contained in this Article IX or any other provision of this Agreement:

(i)    the aggregate amount recoverable by Acquirer Indemnitees from each Contributor in satisfaction of Claims or Damages pursuant to this Article IX shall not exceed the Cap; provided, however, that the foregoing limitation shall not apply with respect to Claims or Damages arising out of relating to any Claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.04, 5.05, 6.01, 6.02(b), 6.03, 6.04(a)(i), 6.09(b), 6.10(d)(iii) or 6.11 (which Claims are, for the avoidance of doubt, subject to Section 9.06(d) regarding De Minimus Claims) or (B) under Section 9.01(b).
(ii)    the aggregate amount recoverable by Contributor Indemnitees in satisfaction of Claims or Damages pursuant to this Article IX shall not exceed the Cap; provided, however, that the foregoing limitation shall not apply to any Claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02 or 7.03(a) (which Claims are, for the avoidance of doubt, subject to Section 9.06(d) regarding De Minimus Claims) or (B) under Section 9.02(b).
(g)    Knowledge. Except to the extent that a particular representation, warranty or covenant is qualified in accordance with this Section 9.06(g) by a disclosure contained in Contributors’ Disclosure Schedules, (i) none of the representations, warranties or covenants of any of Contributors shall, and each Acquirer Indemnitee’s ability to Claim and be indemnified for a breach thereof pursuant to this Article IX shall not, be treated as waived, qualified or otherwise affected by any Acquirer Indemnitee’s knowledge of any such breach and (ii) none of the representations, warranties or covenants of Acquirer shall, and each Contributor Indemnitee’s ability to Claim and be indemnified for a breach thereof pursuant to this Article IX shall not, be treated as waived, qualified or otherwise affected by any Contributor Indemnitee’s knowledge of any such breach.
(h)    Certain Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE IX FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR EXEMPLARY DAMAGES OR ANY DAMAGES MEASURED BY LOST PROFITS OR A MULTIPLE OF EARNINGS; PROVIDED, HOWEVER, THAT THIS SECTION 9.06(h) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER UNDER THIS ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE IX.
(i)    Reserves. Notwithstanding anything to the contrary in this Article IX, if any Acquirer Indemnitee has any Claims or Damages as a result of a breach of a representation or warranty contained in Article VI for which indemnification would otherwise be due under this Article IX and there is a liability reserved on the Latest Balance Sheet that specifically relates to such Claims or Damages and is identified as so relating to such Claims or Damages on Schedule 9.06(i), then such Acquirer Indemnitee shall only be entitled to indemnification in respect of such Claims or Damages to the extent that the aggregate amount of all such Claims or Damages exceeds such reserve, and then Acquirer Indemnitees shall only be entitled to such excess.
(j)    Insurance. Any Indemnified Party that becomes aware of Damages for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under or pursuant to any insurance coverage. Except as provided in Section 9.06(b), to the extent an Indemnified Party suffers Damages for which any Indemnifying Party is liable for indemnification under this Article IX and for which third party insurance proceeds are available, such Damages shall be reduced by the amount by which any third party insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the Claim for indemnification for such Damages exceeds the sum of (i) the costs and expenses of pursuing such recovery, (ii) the deductible associated therewith and (iii) the amount of all retropremium obligations or other premium increases established by the carrier to be directly resulting from such recovery. If any Indemnified Party receives any such third party insurance proceeds as a result of the events giving rise to such a Claim for indemnification for Damages at any time subsequent to the making of an indemnity payment in respect thereof by an Indemnifying Party, the amount of such indemnity payment shall be refunded to such Indemnifying Party to the extent such third party insurance proceeds exceed the amounts described in clauses (i) – (iii) of the preceding sentence (provided that in no event shall any such refund exceed the amount of such indemnity payment). Nothing in this Section 9.06(j) shall be construed to require any Person to obtain or maintain any insurance coverage.
(k)    Purchase Price Adjustment. The Parties agree that all indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes and shall first be treated as a reduction to the cash purchase price described in Section 2.02(b).
ARTICLE X
GENERAL PROVISIONS
Section 10.01    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows:
(a)    If to Acquirer, to:
New Source Energy Partners L.P.
914 N. Broadway Avenue, Suite 230
Oklahoma City, Oklahoma 73101
Phone: (405) 272-3028
Fax: (405) 272-3034
Attention: Richard D. Finley

with copies to:
New Source Energy GP, LLC
c/o New Source Energy Partners L.P.
914 N. Broadway Avenue, Suite 230
Oklahoma City, Oklahoma 73101
Phone: (405) 272-3028
Fax: (405) 272-3034
Attention: Tom R. Russell

(b)    If to any Contributor, to:
Justin Mark Snodgrass
1602 Casa View Drive
Kingfisher, OK 73750

Brian Austin
705 W. 7th Street
Erick, Oklahoma 73645

with copies to:
Randy Mecklenburg, Esq.
202 N. 6th Street
Kingfisher, OK 73750

Dee A. Replogle, Jr., Esq.
McAfee & Taft
10th Floor
Two Leadership Square
Oklahoma City, OK 73102

Section 10.02    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and assigns permitted under this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided herein, including that the indemnification provisions of Article IX shall inure to the benefit of Acquirer Indemnitees and Contributor Indemnitees as provided therein.
Section 10.03    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 10.04    Entire Agreement. This Agreement, together with the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, expressions of interest and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.
Section 10.05    Waiver; Remedies Cumulative. No waiver or consent by any Party to or of any breach by any other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to complain of any breach by any other Party, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. Any such waiver or consent shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
Section 10.06    Assignment. This Agreement shall not be transferred or assigned by Acquirer without the consent of Mr. Snodgrass and Mr. Austin and shall not be transferred or assigned by any Contributor without the consent of Acquirer, except that Acquirer may transfer or assign in whole or from time to time in part, to one or more of its respective Affiliates, its rights or obligations under this Agreement, but no such transfer or assignment will relieve Acquirer of its obligations under this Agreement.
Section 10.07    Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, subject to the limitations set forth in Section 9.06(b), each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
Section 10.08    Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 10.09    Submission to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF OKLAHOMA SITTING IN THE CITY OF OKLAHOMA CITY, OKLAHOMA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA SITTING IN THE CITY OF OKLAHOMA CITY, OKLAHOMA, AND THE APPROPRIATE APPEALS COURTS THEREFROM. SUBJECT TO THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE, BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AND (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY NOTICE TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01, IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING CONTAINED IN THIS SECTION 10.09 SHALL PREVENT ANY PARTY FROM SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OF THIS AGREEMENT IN ANY OTHER COURT THAT HAS JURISDICTION OVER THE MATTER THAT IS REASONABLY NECESSARY TO OBTAIN SUCH RELIEF.
Section 10.10    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.10.
Section 10.11    Disclaimer. The representations and warranties set forth in Articles V and VI constitute the sole and exclusive representations and warranties of Contributors and the Acquired Entities under this Agreement. The representations and warranties set forth in Article VII constitute the sole and exclusive representations and warranties of Acquirer under this Agreement. Notwithstanding anything to the contrary, except for such representations and warranties (in each case as modified by the disclosure schedules hereto) no Party or any other Person makes any other representation or warranty, express or implied, at law or in equity under this Agreement and each Party disclaims any other representations or warranties, whether made by such Party or any of its Affiliates or counsel, accountants, advisors or other representatives, and each Party disclaims all liability and responsibility for any such representation or warranty, or for any projections, forecasts, estimates or budgets heretofore communicated, delivered to, made available or furnished to (orally or in writing) any other Party or its Affiliates or counsel, accountants, advisors or other representatives. Each Party hereby acknowledges and agrees to the foregoing disclaimer.
Section 10.12    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.
Section 10.13    Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.
ACQUIRER:

New Source Energy Partners L.P.

By:    New Source Energy GP, LLC,
its general partner

By:
Name:
Title:

SIGNATURE PAGE 1 of 2 TO
CONTRIBUTION AGREEMENT

CONTRIBUTORS:

J. MARK SNODGRASS

BRIAN N. AUSTIN

ERICK’S HOLDINGS, LLC

By:
Name:    J. Mark Snodgrass
Title:    Manager

ROD’S HOLDINGS, LLC

By:
Name:    J. Mark Snodgrass
Title:    Manager

SIGNATURE PAGE 2 of 2 TO
CONTRIBUTION AGREEMENT

EXHIBIT A
DEFINED TERMS
“Accounts Receivable” means all accounts and notes receivable from account, note and other debtors of the Acquired Entities.
“Acquired Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Acquired Entities.
“Acquired Company” and “Acquired Companies” are defined in the Recitals to this Agreement; provided, however, that for purposes of the representations and warranties in Article VI, such terms shall be deemed to include any Subsidiary of any named Acquired Company.
“Acquired Entity” and “Acquired Entities” mean each Acquired Company and each of their respective Subsidiaries.
“Acquired Entity Approvals” is defined in Section 6.04(b).
“Acquired Interest Assignment Agreement” is defined in Section 4.02(a)(v).
“Acquired Interests” is defined in Section 2.01(a).
“Acquirer” is defined in the introductory paragraph to this Agreement.
“Acquirer Indemnitees” is defined in Section 9.01.
“Acquirer Long-Term Incentive Plan” means the New Source Energy Partners L.P. Long-Term Incentive Plan, dated January 30, 2013.
“Acquirer Prepared Tax Returns” is defined in Section 8.04(a).
“Acquirer SEC Documents” is defined in Section 7.06.
“Acquirer’s Disclosure Schedules” means the Schedules to Article VII.
“Acquirer’s Knowledge” means, with respect to any matter in question, that which is actually known by Acquirer.
“Adjusted EBITDA” means , as determined in accordance with audited financial statements for the applicable period: (a) Net Income, plus (b) the aggregate amount of depreciation and amortization expense for the applicable period to the extent deducted in the determination of Net Income, plus (c) the aggregate amount of interest expense and factoring related costs for the applicable period to the extent deducted in the determination of Net Income, plus (d) the aggregate amount of state or federal income tax and franchise tax expense for the applicable period to the extent deducted in the determination of Net Income, plus (e) the aggregate amount of gain or loss on the sale or disposal of assets for the applicable period to the extent deducted in the determination

EXHIBIT A-1

of Net Income, plus (f) the aggregate amount of consultant, management, or overhead fees or reimbursements for the applicable period to the extent paid to Acquirer or any Affiliate of Acquirer other than EFS or RPS and deducted in the determination of Net Income, plus (g) the aggregate amount of consultant fees paid to  any owner or former owner of RPS to the extent deducted in the determination of Net Income, plus (h) the aggregate amount of any expenses paid at Acquirer’s or any Affiliate of Acquirer’s direction to any third party to the extent they are inconsistent with past practices and are deducted in the determination of Net Income, plus (i) any transaction related expenses, including but not limited to professional fees, the  amount of the Transaction Bonus  Payment  and all payroll taxes  associated  with the Transaction Bonus Payment, or other transaction-related costs for the applicable period, all to the extent deducted in the determination of Net Income, plus (j) any non-cash compensation expenses arising from the issuance of ownership interests or options to purchase ownership interests granted to employees or management, to the extent deducted in the determination of Net Income, less (k) interest income to the extent added in the determination of Net Income, less (l) net income from Shale Properties, LLC to the extent added in the determination of Net Income. For the avoidance of doubt, if the Acquirer or any Affiliate of Acquirer purchases Shale Properties, LLC or any real property owned by Shale Properties, LLC and used by an Acquired Entity during the applicable period, any net income associated with Shale Properties, LLC or such real property, as applicable, shall not be deducted from the calculation of EBITDA for the period such property is owned by Acquirer during the applicable period.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with, another Person.
“Agreement” is defined in the introductory paragraph to this Agreement.
“Assumed Claim” is defined in Section 9.03(e).
“Basket” is defined in Section 9.06(e)(i).
“Board” is defined in the Recitals to this Agreement.
“Business” means the business and operations of the Acquired Entities as of the Effective Date, including the provision of oil and natural gas equipment and related parts and services to the oil and gas industries.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Oklahoma are authorized or obligated to be closed by applicable federal or state Laws.
“CAA” means the federal Clean Air Act, as amended.
“Cap” means Fourteen Million Five Hundred Thousand Dollars ($14,500,000), which amount shall be increased by twelve percent (12%) of the Earn-out Amount, if earned and paid pursuant to Article III of this Agreement.
“CAPEX Reimbursement” is defined in Section 2.02(a).

EXHIBIT A-2

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental audits, investigations and orders.
“Closing” is defined in Section 4.01.
“Closing Common Unit Value” means $23.1461.
“Closing Date” is defined in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Common Unit Consideration” is defined in Section 2.02(d).
“Common Units” means common units representing limited partner interests in Acquirer.
“Competing Business” is defined in Section 8.01(a).
“Confidential Information” means confidential information and trade secrets of Acquirer and its Subsidiaries and the Acquired Entities including, (a) the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) contracts, proposals or bidding information; (d) business plans and training operations, methods and manuals; (e) personnel records; and (f) fee structure and management systems, policies or procedures, including related forms and manuals.
“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.
“Contractor” means each individual who is not employed by an Acquired Entity and who provides or has provided services to an Acquired Entity through an independent contractor, consultant, temporary or contract arrangement.
“Contributors” is defined in the introductory paragraph to this Agreement.
“Contributors’ Disclosure Schedules” means the schedules to Article V and Article VI.
“Contributor Indemnitees” is defined in Section 9.02.
“Contributor’s Taxes” means any and all Taxes together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or

EXHIBIT A-3

collection of such Taxes (a) imposed on or with respect to any Acquired Entity or Acquired Assets, or for which any Acquired Entity may otherwise be liable, with respect to (i) any Taxable period ending on or prior to the Closing Date and (ii) the portion of any Straddle Period (determined in accordance with Section 8.04(b)) ending on the Closing Date, (b) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Entity (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state or local law or (c) of any other Person for which any Acquired Entity is or has been liable as a transferee or successor, by contract or otherwise.
“Control,” including the correlative terms “Controlling,” “Controlled by” and “under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other Equity Interest, by contract or otherwise) of a Person.
“Creditors’ Rights” is defined in Section 5.01(b).
“Damages” means all debts, liabilities, obligations, losses, including diminution of value, damages (including, without limitation, prejudgment interest), penalties, fines, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
“De Minimus Claim” is defined in Section 9.06(d).
“Debt Instruments” means the Bank7 Loan Agreement, the EFS Receivables Agreement and the RPS Receivables Agreement.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Earn-out Amount” is defined in Section 2.02.
“Earn-out Bonus Payment” is defined in Section 3.01(c).
“Earn-out Calculation” is defined in Section 3.01(b).
“Earn-out Calculation Objection Notice” is defined in Section 3.01(b).
“Earn-out Calculation Statement” is defined in Section 3.01(b).
“Earn-out Cash Consideration” is defined in Section 3.01(c).
“Earn-out Common Unit Consideration” is defined in Section 3.01(c).
“Effective Date” means March 31, 2014.

EXHIBIT A-4

“EFS Receivables Agreement” means that certain Account Purchase Agreement, dated as of August 30, 2011, by and between EFS and Wells Fargo Bank, National Association, as amended, restated, modified or supplemented from time to time.
“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing or other form of permission required under any Environmental Law.
“Environmental Laws” means all applicable Laws of any Governmental Authority in effect on or before the Closing Date relating to pollution or protection of human health, safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Releases or threatened Releases of, or exposures to, Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport or disposal, or arrangement for transport or disposal, or handling of Hazardous Materials. Without limiting the foregoing, Environmental Laws include CERCLA, RCRA, SARA, CAA, OSHA, FWPCA, FIFRA, OPA and TSCA.
“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to any alleged Release or threatened Release of Hazardous Materials (including any work performed under any voluntary cleanup program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim or proceeding, regardless of whether such Claim or proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Acquired Assets or the business of the Acquired Entities, to the extent any of the foregoing arise out of:
(a)    failure of any Acquired Entity or any of their respective Affiliates, any Predecessor or the business conducted by the Acquired Entities to comply at any time before the Effective Date with all Environmental Laws;
(b)    presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the business conducted by the Acquired Entities at any time before the Effective Date;
(c)    a Release or threatened Release at any time before the Effective Date of any Hazardous Materials (x) on, in, at, under, or from any property used in the business conducted by the Acquired Entities at any time before the Effective Date or in any way affecting the business conducted by the Acquired Entities; or (y) emanating from any property used in the business conducted by the Acquired Entities at any time before the Effective Date and at, on, in, under, from or in any way affecting any adjacent site or facility;

EXHIBIT A-5

(d)    a Release or threatened Release of any Hazardous Materials on, in, at, under or from any real property other than those described in (c), immediately above, and to which any Acquired Entity or any of their respective Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the business conducted by the Acquired Entities at any time before the Effective Date;
(e)    identification of any Acquired Entity or any of their respective Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;
(f)    presence at any time before the Effective Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at or under any property used in connection with the business conducted by the Acquired Entities; or
(g)    any and all Claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating in connection with the business conducted by the Acquired Entities or any adjoining property, resulting from operation thereof, or located at the location where such business is conducted, where such exposure allegedly occurred at any time before the Effective Date.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership, association or other business entity (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.
“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
“Escrow Agent” means the escrow agent named in the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among EFS Holdings, Acquirer and American Stock Transfer & Trust Company, LLC, as Escrow Agent.
“Escrow Common Unit Consideration” is defined in Section 2.02(e).

EXHIBIT A-6

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Excluded Personal Property” is defined in Section 6.14(d).
“Facilities” is defined in Section 6.13(c).
“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.
“Final Federal Income Tax Returns” means the U.S. federal income tax returns of each Acquired Entity and EFS Holdings that include within their scope the Tax Items resulting from the operation of the Acquired Entities or Acquired Assets for the Taxable period beginning on January 1, 2014 and ending on the Closing Date.
“Financial Statements” is defined in Section 6.06(a).
“FLSA Claim” means Saenz v. Erick Flowback Services LLC and Mark Snodgrass, individually, CIV 14-593-D, filed in the United States District Court for the Western District of Oklahoma.
“Fundamental Transaction” is defined in Section 3.01(d).
“FWPCA” means the Federal Water Pollution Control Act, as amended.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“Hazardous Materials” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:
(a)    solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;
(b)    hazardous substances, as defined in CERCLA or in any other Environmental Law;
(c)    toxic substances, as defined in TSCA or in any other Environmental Law;
(d)    pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;
(e)    insecticides, fungicides or rodenticides, as defined in FIFRA or in any other Environmental Law;
(f)    petroleum hydrocarbons including oil and natural gas exploration and production wastes, condensates, natural gas, crude oil or any components, fractions or derivatives thereof; and

EXHIBIT A-7

(g)    gasoline or any other petroleum product, substance or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, naturally occurring radioactive materials, other radioactive materials or radon.
“Indemnified Party” is defined in Section 9.03(a).
“Indemnifying Party” is defined in Section 9.03(a).
“Independent Accountant” is defined in Section 3.01(b).
“Initial Cash Consideration” is defined in Section 2.02(b).
“Initial Consideration” is defined in Section 2.02.
“Insurance Policies” is defined in Section 6.12.
“Interim Financial Statements” is defined in Section 6.06(a).
“IRS” means the Internal Revenue Service.
“Knowledge of Contributors” means, with respect to any matter in question, that which is actually known by any Contributor.
“Latest Balance Sheets” is defined in Section 6.06(a).
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, settlement, decree, injunction, franchise, Permits (including Environmental Authorizations) or other directional requirement of any Governmental Authority.
“Leased Equipment” is defined in Section 6.14(a).
“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or other similar property interest or encumbrance.
“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, is or would reasonably be expected to become materially adverse to the financial condition, results of operations, business, properties or assets of the Acquired Entities, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, changes, effects, events or occurrences relating to, resulting from or arising out of (a) the announcement of the transactions contemplated by this Agreement, (b) general economic or industry conditions (including any change in the prices of electricity, oil, natural gas, natural gas liquids or other hydrocarbon products) but only to the extent such change or changes has not had, and could not reasonably be expected to have, a disproportionate effect on the Acquired Entities taken as a whole, (c) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any

EXHIBIT A-8

military installation, equipment or personnel of the United States or (d) any actions by any Contributor or the Acquired Entities required or permitted pursuant to this Agreement or the taking or not taking of any actions at the request of, or the consent of, Acquirer, shall be excluded from such determination.
“Material Contract” is defined in Section 6.15(a).
“NYSE” means the New York Stock Exchange.
“OPA” means the Oil Pollution Act of 1990, as amended.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“OSHA” means the federal Occupational Safety and Health Act, as amended.
“Partnership Investments” means, any amount (a) contributed by Acquirer to the Acquired Companies or (b) paid by Acquirer, on behalf of or with respect to the Acquired Companies, including but not limited to any liabilities of the Acquired Companies or their respective Subsidiaries paid by Acquirer on behalf of the Acquired Companies or their respective Subsidiaries, which for these purposes shall be deemed contributed to the Acquired Companies, except in each case, the Initial Consideration and the Transaction Costs contributed or paid in connection with this Agreement.
“Party” and “Parties” are defined in the introductory paragraph to this Agreement.
“Permits” is defined in Section 6.05.
“Permitted Liens” means (a) all Liens created by, securing or otherwise relating to the Debt Instruments, (b) Liens for Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings, (c) materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and similar Liens arising in the ordinary course of business, but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith by appropriate proceedings and a reserve or other appropriate provision, if any, as required by GAAP, is established therefor in the books and records of the Person subject to such Liens, (d) zoning, building codes, and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon that are imposed by any Governmental Authority that are not violated by the current use or occupancy of the Real Property or the operation of the businesses of the Acquired Entities, (e) easements, rights of way, servitudes, minor defects, irregularities in title and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties), and (f) any conditions relating to the real property or real property rights owned or leased by any of the Acquired Entities, which are disclosed on any title policies, commitments, reports or opinions made available by Contributors to Acquirer and that

EXHIBIT A-9

individually or in the aggregate (i) have not had, and are not reasonably likely to have a material adverse effect on the ability of the Person subject to such Liens to use such property in the manner previously owned or used by such Person or (ii) do not materially impair the value of such property.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Personal Property” is defined in Section 6.14(c).
“Phantom Unit Awards” is defined in Section 2.02(e).
“Plan” and “Plans” are defined in Section 6.10(a).
“Predecessor” shall mean any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by any of the Acquired Entities, either contractually or by operation of law.
“Prohibited Period” is defined in Section 8.01(a).
“RCRA” shall mean the Resource Conservation and Recovery Act, as amended.
“Real Property” is defined in Section 6.13(c).
“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.
“Restricted Area” is defined in Section 8.01(a).
“Review Period” is defined in Section 3.01(b).
“RPS Receivables Agreement” means that certain Account Purchase Agreement, dated as of January 9, 2014, by and between RPS and Wells Fargo Bank, National Association, as amended, restated, modified or supplemented from time to time.
“SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986, as amended.
“Scheduled Leases” is defined in Section 6.13(b).
“Scheduled Personal Property” is defined in Section 6.14(b).
“SEC” means the United States Securities and Exchange Commission.

EXHIBIT A-10

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.
“Special Indemnity Amount” means all debts, liabilities, obligations, settlement costs, losses, including diminution of value, damages (including, without limitation, prejudgment interest), penalties, fines, costs, expenses, legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts related to a FLSA Claim.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to own a majority of the Voting Interests in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or Controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) of any other Person arising by Law including any transferee or successor liability; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any contract or similar agreement including the operation of all or any express or implied obligation to indemnify any other Person.
“Tax Items” means all items of income, gain, loss, deduction and credit and other Tax items.
“Tax Proceeding” is defined in Section 8.04(c).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental

EXHIBIT A-11

Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party Claim” is defined in Section 9.03.
“Total Consideration” is defined in Section 2.02.
“Trading Day” means any day on which Common Units are traded on the NYSE (or the principal securities exchange on which Common Units are then traded).
“Transaction Bonus Payment” is defined in Section 2.02(f).
“Transaction Costs” is defined in Section 8.05.
“Transaction Documents” mean any and all agreements, certificates or other instruments executed and delivered by one or more Contributors, Acquired Companies or Acquirer or their respective Affiliates, in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“TSCA” means the Toxic Substances Control Act, as amended.
“Valuation Notice Date” means the date on which Acquirer provides a good faith determination of the Earn-out Amount to Contributors.
“Volume Weighted Average Price” with respect to the Common Units on any Trading Day means the per unit volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page NSLP<equity>AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day or, if such Volume Weighted Average Price is unavailable or such page or its equivalent is unavailable, the volume weighted average price of each trade in the Common Units during such Trading Day between 9:30 a.m. and 4:00 p.m., New York City time, on the NYSE or, if the Volume Weighted Average Price is unavailable from the above-referenced sources, as calculated by a nationally recognized independent investment banking firm retained for this purpose by Acquirer, such calculation to be made in a manner consistent with the manner in which “Volume Weighted Average Price” would have been determined by Bloomberg.
“Voting Interests” of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

EXHIBIT A-12

“Year-End Financial Statements” is defined in Section 6.06(a).

EXHIBIT A-13